SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant


Check the appropriate box :

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e) (2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        SUBURBAN PROPANE PARTNERS, L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
              (Name of Person(s) Filing Proxy Statement, if other
                              than the Registrant)



Payment of Filing Fee  (Check the appropriate box) :

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     2)   Aggregate number of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided by Exchange
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     fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)        Amount Previously Paid:       $

     2)        Form, Schedule or Registration Statement No:

     3)        Filing Party:

     4)        Date Filed:

                         Suburban Propane Partners, L.P.
                               One Suburban Plaza
                                240 Route 10 West
                         Whippany, New Jersey 07981-0206


(Suburban Propane Logo)


                                   May 13, 1997



Dear Fellow Suburban Propane Unitholder:

     You are cordially invited to attend the Tri-Annual Meeting of Limited Partners of Suburban Propane Partners, L.P. to be held on Tuesday, June 17, 1997, beginning at 9:00 a.m. at The Olde Mill Inn, 225 Route 202, at Exit 30B off Route 287, Basking Ridge, New Jersey 07920.

     Whether or not you plan to attend in person, it is important that your units be represented at the meeting. You may vote on the matters that come before the meeting by marking the enclosed proxy card and returning it promptly. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your units voted in accordance with the recommendations as set forth in the attached Proxy Statement.

                                   Sincerely,

                                   /s/ MARK A. ALEXANDER
                                   --------------------------------------------
                                   Mark A. Alexander
                                   President and Chief Executive Officer

                         SUBURBAN PROPANE PARTNERS, L.P.
                               One Suburban Plaza
                                240 Route 10 West
                           Whippany, New Jersey 07981


                        NOTICE OF TRI-ANNUAL MEETING OF
                         LIMITED PARTNERS TO BE HELD ON
                                 JUNE 17, 1997


Notice is hereby given that the 1997 Tri-Annual Meeting of Limited Partners (the "Tri-Annual Meeting") of Suburban Propane Partners, L.P. (the "Partnership") will be held at The Olde Mill Inn, 225 Route 202, at Exit 30B off Route 287, Basking Ridge, New Jersey 07920 on June 17, 1997, beginning at 9:00 a.m. for the following purposes:

1. To elect three members of the Partnership's Board of Supervisors to serve as Elected Supervisors for three year terms expiring at the Partnership's 2000 Tri-Annual Meeting;

2. To ratify the appointment of Price Waterhouse LLP as the Partnership's independent auditors for fiscal 1997; and

3. To consider any other matters that may properly come before the Tri-Annual Meeting.

Only record holders of the Partnership's common and subordinated units at the close of business on May 9, 1997 will be entitled to notice of and to vote at the Tri-Annual Meeting and any postponements and adjournments thereof.

                              By Order of the Board of Supervisors

                              /s/ KEVIN T. McIVER
                              --------------------------------------------------
                              Kevin T. McIver
                              Secretary
May 13, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE TRI-ANNUAL MEETING, PLEASE COMPLETE, SIGN,
                    DATE AND RETURN THE ENCLOSED PROXY CARD.

                        SUBURBAN PROPANE PARTNERS , L.P.

                             ----------------------

                                 PROXY STATEMENT
                             ----------------------



     This Proxy Statement is furnished to unitholders in connection with the solicitation by the Board of Supervisors of Suburban Propane Partners, L.P. (the "Partnership"), of proxies for use at the Tri-Annual Meeting of Limited Partners of the Partnership (the "Tri-Annual Meeting") to be held at The Olde Mill Inn, 225 Route 202, at Exit 30B off Route 287, Basking Ridge, New Jersey 07920, on June 17, 1997, at 9:00 a.m., and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Tri-Annual Meeting.

     This Proxy Statement, the Notice of Tri-Annual Meeting and the accompanying proxy card are first being mailed to unitholders of the Partnership on or about May 13, 1997.

                        MATTERS TO BE CONSIDERED

     At the Tri-Annual Meeting, unitholders will be asked to consider and vote upon the election of three supervisors (the "Elected Supervisors"), and to ratify the appointment of Price Waterhouse LLP as the Partnership's independent auditors for fiscal 1997. The Board of Supervisors knows of no matters that are to be brought before the Tri-Annual Meeting other than as set forth in the Notice of Tri-Annual Meeting. If any other matters properly come before the Tri-Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

                                 VOTING

     Only unitholders of record at the close of business on May 9, 1997 (the "Record Date") are entitled to notice of the Tri-Annual Meeting and to vote their common or subordinated units held by them on that date at the Tri-Annual Meeting or any postponements or adjournments thereof. Each outstanding common or subordinated unit entitles its holder to cast one vote on each matter to be voted upon at the Tri-Annual Meeting. As of the Record Date, 21,562,500 common units and 7,163,750 subordinated units were outstanding; all of the subordinated units are owned by Suburban Propane GP, Inc., the general partner of the Partnership (the "General Partner") and an indirect, wholly-owned subsidiary of Millennium Chemicals Inc.("Millennium").

     The presence at the Tri-Annual Meeting, in person or by proxy, of a majority of all common and subordinated units outstanding on the Record Date will constitute a quorum. The affirmative vote of holders of a plurality of outstanding common units and subordinated units present in person or represented by proxy at the Tri-Annual Meeting and voting as a single class is required for the election of Elected Supervisors, assuming a quorum is present. Only common units and subordinated units that are voted in favor of a nominee will be counted toward that nominee's achievement of a plurality. Units held by unitholders present in person at the Tri-Annual Meeting that are not voted for a nominee or units held by unitholders represented at the Tri-Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not be counted toward that nominee's achievement of a plurality.

     Assuming a quorum is present, the approval of each other proposal to be considered at the Tri-Annual Meeting requires the affirmative vote of holders of at least a majority of the outstanding common units and subordinated units entitled to vote and be present in person or by proxy at the Tri-Annual Meeting. With respect to an abstention, the units will be considered present and entitled to vote at the Tri-Annual Meeting and they will have the same effect as votes against the matter. With respect to broker non-votes, the units will not be considered entitled to vote at the Tri-Annual Meeting for such matter and the broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matter by reducing the total number of units from which the majority is calculated.

     If the accompanying proxy card is properly signed and returned to the designated party and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the election of the Elected Supervisors and FOR ratification of the appointment of Price Waterhouse LLP as the Partnership's independent accountants for its 1997 fiscal year, and as recommended by the Board of Supervisors with regard to all other matters or, if no such recommendation is given, in their own discretion. Each unitholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Partnership a revoking instrument or a duly executed proxy bearing a later date or by attending the Tri-Annual Meeting and voting in person. Attendance at the Tri-Annual Meeting will not in and of itself constitute revocation of a proxy.

                               PROXY SOLICITATION

     The cost of soliciting proxies in the enclosed form will be borne by the Partnership. Officers and regular employees of the Partnership may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. The Partnership will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of common units.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of May 1, 1997 regarding the beneficial ownership of common and subordinated units by each person or group known by the Partnership (based upon filings under Section 13(d) or (g) under The Securities Exchange Act of 1934, as amended (the "Exchange Act")) to own beneficially more than 5% thereof, each member of the Board of Supervisors, each executive officer named in the Summary Compensation table and all members of the Board of Supervisors and executive officers as a group.

Suburban Propane, L.P.
----------------------

                 Name of                   Amount and Nature of       Percent
Title of Class   Beneficial Owner          Beneficial Ownership (1)   of Class
--------------   ----------------          ---------------------      --------
Common Units     Mark A. Alexander                19,100                 *
                 Salvatore M. Quadrino                 0                ---
                 Charles T. Hoepper                2,000                 *
                 Kevin T. McIver                   1,000                 *
                 David R. Feheley                  3,000                 *
                 George H. Hempstead, III              0                ---
                 Robert E. Lee                     1,300 (2)             *
                 John Hoyt Stookey                10,000                 *
                 Harold R. Logan, Jr.              2,500                 *
                 Dudley C. Mecum                   1,000                 *
                 All Members of the Board
                 of Supervisors and Executive
                 Officers as a Group (12 persons) 44,200               .205%
Subordinated
Units            Suburban Propane GP, Inc.(3)  7,163,750              100.0%

(1) Unless otherwise indicated, each holder has sole voting and investment power over the units beneficially owned.
(2)  Includes 300 units owned by Mr. Lee's son.
(3) Suburban Propane GP, Inc. is an indirect, wholly-owned subsidiary of Millennium, which may be deemed to be the beneficial owner of all subordinated units owned by Suburban Propane GP, Inc. The business address of both corporations is 99 Wood Avenue South, Iselin, New Jersey 08830.
*  Represents less than one-tenth of 1%.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

     Section 16(a) of the Exchange Act requires the members of the Partnership's Board of Supervisors and its executive officers to file initial reports of ownership and reports of changes in ownership of the Partnership's common units with the Securities and Exchange Commission. Members of the Board of Supervisors and executive officers are required to furnish the Partnership with copies of all Section 16(a) forms that they file. Based upon a review of these filings, the Partnership notes that Mr. Stookey inadvertently failed to report by March 15, 1996 his ownership of 10,000 common units. The relevant filing disclosing his purchase of these common units was made on April 8, 1996.

                         ELECTION OF ELECTED SUPERVISORS
                             (Item 1 on Proxy Card)

     The Board of Supervisors of the Partnership is composed of seven supervisors: two Appointed Supervisors appointed by the General Partner of the Partnership (the "Appointed Supervisors"); two Management Supervisors who are executive officers of the Partnership (the "Management Supervisors"); and three Elected Supervisors who are the nominees described below, all of whom are currently serving as Elected Supervisors. The General Partner has delegated to the Board of Supervisors all management powers over the business and affairs of the Partnership that the General Partner possesses under applicable law.

     The Elected Supervisors have been nominated by the Board of Supervisors and are required to be elected by a plurality of the votes of holders of outstanding common units and subordinated units present in person or represented at the Tri-Annual Meeting and voting as a single class. If elected, all nominees are expected to serve until the Partnership's next Tri-Annual Meeting in 2000 and until their successors are duly elected. All of the nominees at present are available for election as supervisors. If for any reason a nominee becomes unavailable for election, the proxies solicited by the Board of Supervisors will be voted for a substitute nominee selected by the Board of Supervisors.

     Set forth below is biographical information concerning each nominee for Elected Supervisor.

                  NOMINEES FOR ELECTION AS ELECTED SUPERVISORS
                  -- TO SERVE UNTIL THE 2000 TRI-ANNUAL MEETING

     John Hoyt Stookey, 67, has served as Chairman and a Member of the Board of Supervisors of the Partnership since March 5, 1996, the date the Partnership commenced operations upon consummation of an initial public offering of common units representing limited partner interests in the Partnership (the "Spin-Off Date"). He had been the non-executive Chairman and a director of Quantum Chemical Corporation ("Quantum") from the time it was acquired by Hanson PLC ("Hanson") on September 30, 1993 to October 31, 1995. From 1986 to September 30, 1993, he was the Chairman, President and Chief Executive Officer of Quantum. He is also a director of United States Trust Company of New York, ACX Technologies, Inc., Chesapeake Corporation and Cypress Amax Minerals Company. Mr. Stookey served from 1989 to 1993 as an executive officer of Petrolane Incorporated, Petrolane Finance Corp., and QJV Corp., which companies were reorganized in July 1993 under the U.S. Bankruptcy Code. These companies were affiliates of Quantum at the time of such reorganization.

     Harold R. Logan, Jr., 52, has been an Elected Supervisor of the Partnership since the Spin-Off Date. Mr. Logan is Executive Vice President, Chief Financial Officer and Treasurer as well as a Director of TransMontaigne Oil Company (a company engaged in the distribution and marketing of petroleum products, primarily gasoline and jet fuel, and in the gathering and processing of natural gas). From 1987 to 1995 he served as Senior Vice President of Finance and a Director of Associated Natural Gas Corporation (an independent gatherer and marketer of natural gas, natural gas liquids and crude oil which in 1994 was acquired by Panhandle Eastern Corporation).

     Dudley C. Mecum, 62, has been an Elected Supervisor of the Partnership since June 25, 1996. Mr. Mecum is Chairman of Mecum Associates Inc. (management consultants). Mr. Mecum was a partner of G. L. Ohrstrom & Co. (a sponsor of and investor in leveraged transactions) from 1989 to June, 1996. He is also a director of Travelers Group, Inc., Travelers/Aetna Property & Casualty Corp., Lyondell Petrochemical Company, Fingerhut Companies, Inc., Dyncorp, Vicorp Restaurants, Inc. and Metris Industries, Inc.

     The Board of Supervisors recommends a vote "FOR" the above named nominees.

                  REMAINING MEMBERS OF THE BOARD OF SUPERVISORS

     Set forth below is biographical information concerning each Appointed Supervisor and each Management Supervisor.

     George H. Hempstead, III, 53, has been an Appointed Supervisor of the Partnership since the Spin-Off Date. He is also Vice President and Secretary and a Director of the General Partner. He has served as Senior Vice President, Law and Administration of Millennium since October 1996, as Senior Vice President, Law and Administration of Hanson Industries (Hanson's management division in the United States) from June 1995 to September 1996 as well as Senior Vice President and General Counsel of Hanson Industries from 1993 to 1995 and Vice President and General Counsel of Hanson Industries from 1982 to 1993. He was an Associate Director of Hanson from 1990 to September 1996 and a Director of Hanson Industries from 1986 to September 1996. He initially joined Hanson Industries in 1976.

     Robert E. Lee, 40, has been an Appointed Supervisor of the Partnership since the Spin-Off Date. He is also the President and a Director of the General Partner. He has served as President, Chief Operating Officer and a Director of Millennium since October 1996 and was a Senior Vice President and Chief Operation Officer of Hanson Industries from June 1995 until September 1996. He was Vice President and Chief Financial Officer of Hanson Industries from 1992 to June 1995 and Vice President and Treasurer from 1990 to 1992. He was an Associate Director of Hanson from 1992 to September 1996 and a Director of Hanson Industries from June 1995 to September 1996. He joined Hanson Industries in 1982.

     Mark A. Alexander, 38, has been a Management Supervisor of the Partnership since the Spin-Off Date. He has served as President and Chief Executive Officer since October 1, 1996 and was previously Executive Vice Chairman and Chief Executive Officer of the Partnership. Mr. Alexander was Senior Vice President -- Corporate Development of Hanson Industries from 1995 until March 4, 1996, where he was responsible for mergers and acquisitions, real estate and divestitures, and was Vice President of Acquisitions from 1989 to 1995. He was an Associate Director of Hanson from 1993 and a Director of Hanson Industries from June 1995 until March 4, 1996.

     David R. Feheley, 49, serves as Senior Vice President -- Operations of the Partnership and was appointed a Management Supervisor on October 1, 1996. Mr. Feheley was Senior Vice President -- Operations of Suburban Propane from September 1995 until March 4, 1996 and was an Area Vice President from October 1990 to September 1995.

                             PARTNERSHIP GOVERNANCE

General
-------

     The Partnership commenced operations on the Spin-Off Date upon consummation of an initial public offering of common units representing limited partner interests in the Partnership. The General Partner has been an indirect, wholly-owned subsidiary of Millennium since October, 1996, when Hanson PLC ("Hanson") transferred Quantum and its other chemical operations to Millennium and Millennium distributed all its then outstanding common stock to Hanson shareholders, and serves as the general partner of the Partnership. Both the General Partner and Quantum are indirect wholly-owned subsidiaries of Millennium, which was formed as a result of Hanson's demerger in October 1996. The General Partner holds a 1% general partner interest in the Partnership and a 1.0101% general partner interest in Suburban Propane, L.P. (the "Operating Partnership"). In addition, the General Partner owns a 24.4% limited partner interest in the Partnership. This limited partner interest is evidenced by subordinated units representing limited partner interests in the Partnership.

     The General Partner has delegated to the Partnership's Board of Supervisors all management powers over the business and affairs of the Partnership that the General Partner possesses under applicable law.

Supervisors' Remuneration and Attendance at Meetings
----------------------------------------------------

     The Management and Appointed Supervisors are not compensated for their services as Supervisors. Mr. Stookey receives annual compensation of $75,000 for his services as Chairman of the Board of Supervisors. Messrs. Logan and Mecum each receive $15,000 per year, plus $1,000 per meeting of the Board of Supervisors or committee thereof attended. In addition the Elected Supervisors participate in the Partnership's 1996 Restricted Unit Plan (the "Restricted Unit Plan") and each received Unit Awards of 14,634 units in 1996, having a value of $300,000 as of the Spin-Off Date. These Unit Awards are subject to a bifurcated vesting procedure such that (i) 25% of the Unit Awards vest in equal amounts in 1999, 2001 and 2003 and (ii) the remaining 75% vest automatically on, and in the same proportion as, the conversion of subordinated units to common units which conversion cannot commence prior to April 1999. The Partnership reimburses the Elected Supervisors for their reasonable out-of-pocket expenses incurred in connection with Board and Committee meetings and pays the premiums on a directors' and officers' insurance policy insuring the Elected Supervisors.

     The Board held four meetings in fiscal 1996. Each Elected Supervisor attended at least 75% of the total number of meetings of the Board and Committees on which such Supervisor served, except that Mr. Mecum missed one of the two Board meetings held in fiscal 1996 subsequent to his appointment as an Elected Supervisor.

Committees of the Board
-----------------------

     The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Restricted Unit Plan Committee.

     The Audit Committee has authority to review, at the request of the Board of Supervisors, specific matters as to which the Board believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the Board is fair and reasonable to the Partnership. In addition, the Audit Committee reviews external financial reporting of the Partnership, recommends engagement of the Partnership's independent accountants and reviews the Partnership's procedures for internal auditing and the adequacy of its internal accounting controls. The Committee, which presently consists of Messrs. Stookey, Mecum and Logan (Chairman), met once during the seven month period beginning on the Spin-Off Date through the end of the 1996 fiscal year.

     The Compensation Committee sets the compensation for all executive officers and administers incentive plans for executive officers, other than the Restricted Unit Plan Committee. The Committee, which presently consists of Messrs. Stookey (Chairman), Logan and Hempstead, met once during the seven month period beginning on the Spin-Off Date through the end of the 1996 fiscal year.

     The Restricted Unit Plan Committee reviews and approves all Unit Awards under the Partnership's Restricted Unit Plan and administers the Plan for the participants therein. The Committee, which presently consists of Messrs. Stookey and Logan, met once during the seven month period beginning on the Spin-Off Date through the end of the 1996 fiscal year.

                             EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation
-------------------------------------------------------

     The Compensation Committee has delivered the following report:

Executive Compensation

     The principles to which the Committee adheres in structuring executive compensation are discussed below.

A)   Long-Term and At-Risk Focus
     ---------------------------

     A significant portion of total compensation for executive officers should be composed of long-term, at-risk pay to focus management on, and align its own interests with, the long-term interests of owners of the Partnership's common and subordinated units.

B)   Management Development
     ----------------------

     Compensation opportunities are structured to attract and retain those individuals who can maximize the creation of unitholder value. The compensation structure supports the Partnership's philosophy of developing potential leaders throughout the system.

C)   Competitiveness
     ---------------

     Over time, the level of competitiveness in compensation opportunities will be based on the Partnership's performance relative to other publicly traded limited partnerships and best practices in executive compensation followed by the comparison group of companies discussed below which are coincident with the Board of Supervisors' views regarding total unitholder return. In accordance with this principle, current total compensation competitiveness is targeted in the third quartile (on a scale where the fourth quartile is the highest and the first quartile is the lowest) of the range of total compensation of a comparison group of companies consisting of other publicly traded master limited partnerships. This comparison group does not consist of the same companies which comprise the peer group for the performance graph contained in this Proxy Statement.

Components of Executive Compensation

     The four components of executive compensation are: (a) base salary, (b) annual incentives, (c) long-term incentives and (d) benefits. Each category is offered to executive officers and key employees in various combinations, structured in each case to meet varying business objectives, to provide a level of total compensation in the third quartile of the range of total compensation offered by comparison group companies.

     Total compensation comparisons are selected by reviewing other master limited partnerships for such performance characteristics as distribution payment levels and controllable profit and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Those entities which exhibit leadership in these performance measures over sustained periods are selected as benchmarks for the Partnership's compensation standards. The Committee may also choose to benchmark pay practices at companies that reflect a broader market for executive talent.

A)   Base Salary
     -----------

     Base salary is targeted at the third quartile of the range for the comparison group. Increases in base salary are at competitive levels but occur at frequencies ranging from 12 months to 18 months, depending upon recent performance, time in job, level of pay and other factors. The intervals between increases in base pay are designed to ensure that management's focus remains on the long-term portion of the total compensation package. Increases in base pay are determined by individual performance rather than the Partnership's performance, and are based on performance reviews given every 12 months.

B)   Annual Performance Incentive Plan
     ---------------------------------

     Target annual incentives are established for certain key employees, including executive officers. The actual award is based on EBITDA, controllable profit, customer service and personal performance, and may be greater or less than the target annual incentive. Below a threshold level of performance, no awards will be granted. Generally, profit growth, and unit volume increase are weighed higher than personal performance, but the Compensation Committee may adjust weightings to take into account unusual circumstances. Opportunities are targeted at the third quartile of the range of the comparison group.

C)   Long-Term Incentives
     --------------------

     At present, the only long-term incentive program is the Restricted Unit Plan. A long-term incentive plan is currently being designed, and it is anticipated that this plan will be implemented prior to the end of fiscal 1997.

D)   Restricted Units
     ----------------

     The Restricted Unit Award Plan is designed as a special purpose plan to focus executives, including executive officers, on the long-term performance of the Partnership. Units are subject to forfeiture should these executives leave the Partnership. Consistent with the Committee's emphasis on long-term, at-risk focus, the units vest over a seven year period and 75% of the awards are contingent on the conversion of the Partnership's subordinated units to common units, which conversion is dependent upon the Partnership's financial performance.

E)   Supplemental Executive Retirement Plan
     --------------------------------------

     The Supplemental Executive Retirement Plan is an unfunded plan, designed to provide additional retirement benefits to senior executive officers of the Partnership. Benefits under the Plan are calculated without regard to statutory maximums.

F)   Benefits
     --------

     Benefits offered to key executives serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to key executives are largely those that are offered to the general employee population, with some variation, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

Chief Executive Officer's Compensation

     The compensation of Mark A. Alexander, the Chief Executive Officer of the Partnership is based upon an Employment Agreement with him which became effective on March 5, 1996 and has a term of three years. Pursuant to his Employment Agreement, Mr. Alexander receives an annual base salary of $350,000, subject to annual review, and received Restricted Unit Awards with a value of $3,000,000 based on the price of the Partnership's common units as of the Spin-Off Date. The Restricted Unit Awards vest pursuant to the bifurcated vesting procedure such that (i) 25% of the Unit Awards vest in equal amounts in 1999, 2001 and 2003 and (ii) the remaining 75% vest automatically on, and in the same proportion as, the conversion of subordinated units to common units which conversion cannot commence prior to April 1999. Of the total award, 75% is subject to vesting if certain financial goals are met by the Partnership over the next five years. In addition, Mr. Alexander may earn a bonus of up to 100% of annual base salary for services rendered based upon certain performance criteria. The Committee believes that the foregoing contingent compensation arrangements set forth in Mr. Alexander's Employment Agreement achieve the desired mutuality of interest between the Chief Executive Officer and the Partnership's unitholders, and considers Mr. Alexander's Employment Agreement to be consistent with its compensation philosophy.



                                      Respectfully submitted:

                                      John Hoyt Stookey (Chairman)
                                      George H. Hempstead, III
                                      Harold R. Logan, Jr.

Summary Compensation Table
--------------------------

     The following table sets forth a summary of all compensation awarded or paid to or earned by the chief executive officer and the four other most highly compensated executive officers of the Partnership in fiscal 1996 (the Partnership's first year as a reporting company under Section 13(a) or 15(d) of the Exchange Act. The compensation set forth below for the portion of fiscal 1996 prior to March 5, 1996 and for fiscal 1995, reflects services rendered by the four named executive officers (other than Mr. Alexander) to the Suburban Propane Division of Quantum (the "Predecessor Company"). Mr. Alexander, who joined the Partnership on March 5, 1996, was not employed by the Predecessor Company. His salary amount set forth below reflects the base salary amount paid from March 5, 1996 through the end of fiscal 1996.

                           SUMMARY COMPENSATION TABLE

                         Annual Compensation          Long Term Compensation
                         -------------------          ----------------------

                                                      Restricted
Name and                                              Unit            All Other
Principal Position      Year  Salary ($)  Bonus ($)(3)Award(s)($)(4)  Compensation($)(6)
------------------      ----  ----------  ----------  ------------    ----------------

Mark A. Alexander       1996  196,538  20,417     3,000,000            1,610
  Executive Vice
  Chairman and Chief
  Executive Officer

Salvatore M.Quadrino(1) 1996  275,000  12,030     2,500,000 (5)      499,750
  President             1995  225,000       0                          4,500

Charles T. Hoepper (2)  1996  145,000   7,250       500,000 (5)      149,350
  Senior Vice President 1995  135,000       0                          2,950
  and Chief Financial
  Officer

Kevin T. McIver         1996  138,000   6,210       325,000          143,140
  Vice President and    1995  131,553       0                          3,962
  General Counsel

David R. Feheley        1996  135,000   7,425       500,000          139,050
  Senior Vice President 1995  106,000       0                          2,319
  - Operations

(1) Mr.Quadrino resigned as President of the Partnership and as a member of its Board of Supervisors on October 1, 1996. Pursuant to the terms of his resignation, Mr. Quadrino is entitled to continue to receive through March 4, 1999 a salary of $275,000 per year and, subject to certain restrictions, medical and dental benefits and life insurance coverage with a face amount of $825,000. Mr. Alexander replaced Mr. Quadrino as President of the Partnership effective October 1, 1996.

(2) Mr. Hoepper resigned as Senior Vice President and Chief Financial Officer of the Partnership on March 17, 1997. Mr. Hoepper was replaced as Vice President and Chief Financial Officer by Anthony M. Simonowicz, previously Vice President - Corporate Development of the Partnership. Mr. Hoepper received no severance or termination-related compensation at the time of his resignation.
(3) Bonuses are reported for the year earned, regardless of the year paid. The bonus program is based on the achievement of pre-determined business and/or financial performance objectives measured in operating profit and return on capital employed. Due to the negative impact on Suburban Propane's results of operations resulting from the warm winter in fiscal year 1995, no bonuses were paid to executive officers employed by Suburban for such fiscal year.
(4) The Restricted Units were issued on March 5, 1996 (at the consummation of the Partnership's initial public offering) under the Partnership's 1996 Restricted Unit Plan. The aggregate dollar value was computed by multiplying the number of Restricted Units granted by $20.50, the initial public offering price of the common units. The Restricted Units are subject to a bifurcated vesting procedure such that: (i) 25% of the units vest in equal amounts on each of March 5, 1999, 2001 and 2003 (or upon a change of control of the Partnership); and
(ii) the remaining 75% vest automatically upon, and in the same proportion as, the conversion of the subordinated units to common units, which conversion cannot commence prior to April 1999 under the Partnership's Amended and Restated Partnership Agreement dated as of March 4, 1996 (or upon a change of control of the Partnership). Until such Restricted Units vest, their holders will not be entitled to any distributions or allocations of income and loss, nor shall they have any voting or other rights with respect to such common units. At September 28, 1996, the number of Restricted Units and the aggregate value thereof (calculated at a per Unit price of $21.75, the closing price of a common unit on September 27, 1996 as reported on the New York Stock Exchange) were 146,341 ($3,182,917) for Mr. Alexander, 121,951 ($2,652,434) for Mr. Quadrino, 24,391
($530,504)  for Mr.  Hoepper,  15,854  ($344,825)  for  Mr.  McIver  and  24,391
($530,504) for Mr. Feheley. See Footnote 5 below.
(5) These awards where forfeited with the resignations of Messrs. Quadrino and Hoepper.
(6) Amounts for fiscal 1996  include   one-time  success  fee  payments  made by
Hanson in connection with the consummation of the Partnership's initial public offering; matching contributions under the Suburban Propane Retirement Savings and Investment Plan and, in the case of Mr. McIver, premium payments relating to the Suburban Propane Executive Death Benefit Plan. The amounts of the success fees were $450,000, $145,000, $138,000 and $135,000 to Messrs.
Quadrino, Hoepper, McIver and Feheley. Mr. Quadrino's compensation amount also includes certain benefits in connection with his termination of employment.


Retirement Benefits
-------------------

     The following table sets forth the annual benefits upon retirement at age 65 in 1996, without regard to statutory maximums, for various combinations of final average earnings and lengths of service which may be payable to Messrs. Alexander, Quadrino, Hoepper, McIver, and Feheley under the Pension Plan for Eligible Employees of Suburban Propane, L.P. and Subsidiaries and the Suburban Propane Company Supplemental Executive Retirement Plan. Each such plan has been assumed by the Partnership and each such person will be credited for service earned under such plan to date. As of September 28, 1996, Messrs. Alexander, Quadrino, Hoepper, McIver, and Feheley had 7 months, 6 years, 5 years, 14 years, and 20 years service under the plans.

                                 Pension Plan
             Annual Benefit for Years of Credited Service Shown (2)

Final 5-Year (1)

Average
Earnings   5 Years  10 Years  15 Years  20 Years  25 Years  30 Years  35 Years
--------   -------  --------  --------  --------  --------  --------  --------

$100,000    8,147    16,294    24,440    32,587    40,734    48,881    57,028
$200,000   16,897    33,794    50,690    67,587    84,484   101,381   118,278
$300,000   25,647    51,294    76,940   102,587   128,234   153,881   179,528
$400,000   34,397    68,794   103,190   137,587   171,984   206,381   240,778
$500,000   43,147    86,294   129,440   172,587   215,734   258,881   302,028

1)   The Plans' definition of earnings consists of base pay only.
2) Annual Benefits are computed on the basis of straight life annuity amounts. The pension benefit is calculated as follows: the sum of
     (a) plus (b) multiplied by (c) where (a) is that portion of final average earnings up to 125% of social security Covered Compensation times 1.4% and
     (b) is that portion of final average earnings in excess of 125% of social security Covered Compensation times 1.75% and (c) is credited service up to a maximum of 35 years.

     In addition, certain additional retirement and life insurance benefits are payable to Mr. McIver pursuant to two Suburban Propane executive plans that were in effect prior to Quantum's acquisition of Suburban Propane in 1983. Under the Suburban Propane Deferred Compensation Plan, Mr. McIver is entitled, subject to certain conditions set forth in the Plan, which include remaining in the Partnership's employ until retirement, to receive a retirement supplement of approximately $21,000 per year for a ten-year period subsequent to retirement. Under the Suburban Propane Executive Death Benefit Plan, $100,000 of life insurance proceeds, on an after-tax basis, are payable to Mr. McIver's estate, subject to the terms and conditions of the Plan, which include remaining in the employ of the Partnership until retirement.

Supplemental Executive Retirement Plan
--------------------------------------

     The Partnership has adopted a non-qualified, unfunded supplemental retirement plan known as the Supplemental Executive Retirement Plan. The purpose of the Plan is to provide certain executive officers with a level of retirement income from the Partnership, without regard to statutory maximums. Under the Plan, a participant's annual benefit, assuming retirement at age 65, is equal to
(a) 1.4% of the participant's Average Final Compensation not in excess of 125% of Covered Compensation plus (b) 1.75% of the participant's Average Final Compensation in excess of 125% of Covered Compensation times (c) the participant's years of benefit service with the Partnership (not to exceed 35) minus (d) the Pension Offset. The defined terms in this paragraph will have the same meanings as in the Plan or in the Partnership's qualified Retirement Plan. Messrs. Alexander and Feheley currently participate in this Plan.

Restricted Unit Plan
--------------------

     The Partnership has adopted the Restricted Unit Plan for executive officers, other key employees and the Elected Supervisors of the Partnership. The summary of the Restricted Unit Plan contained herein does not purport to be complete and is qualified in its entirety by reference to the Restricted Unit Plan, which was filed as an exhibit to the Partnership s Registration Statement on Form S-1 (Registration No. 33-80605).

     Rights to acquire authorized but unissued common units of the Partnership with an aggregate value of $15.0 million are available under the Restricted Unit Plan. For purposes of calculating the value of these unit grants, a value of $20.50 (the initial public offering price of the common units) has been utilized. As of September 30, 1996, rights to acquire common units with an aggregate value of $10.5 million (the Initial Units ) were granted, subject to the vesting conditions described below and subject to other customary terms and conditions, as follows: (i) rights to acquire common units with an aggregate value of $3.0 million have been allocated to Mr. Alexander, (ii) rights to acquire common units with an aggregate value of $2.5 million were allocated to Mr. Quadrino, but have been forfeited upon Mr. Quadrino s resignation, (iii) rights to acquire common units with an aggregate value of $4.1 million were allocated to other participants in the Plan who are executive officers or other key employees of the Partnership s business, as determined by the Board of Supervisors or a compensation committee thereof, and (iv) rights to acquire common units with an aggregate value of $0.9 million were allocated among the three Elected Supervisors.

     The rights to acquire the remaining $7.0 million of the $15.0 million aggregate value of Initial Units were reserved and may be allocated or issued in the future to executive officers and other key employees on such terms and conditions (including vesting conditions) as are described below or as the Board of Supervisors, or a compensation committee thereof, shall determine. Without the consent of the General Partner, such awards to executive officers and other key employees cannot be made to prior award recipients except on terms and conditions substantially identical to the awards previously received. Each Elected Supervisor subsequently appointed or elected will receive rights to acquire common units with a value of $0.3 million on the same terms and conditions as those granted to the three initial Elected Supervisors.

     The Initial Units are subject to a bifurcated  vesting  procedure such that
(i) 25% of the Initial Units will vest over time (or upon a change of control of the Partnership as defined in the Restricted Unit Plan, if earlier) with one-third of such units vesting at the end of the third, fifth and seventh anniversaries of the consummation of the Partnership s initial public offering, and (ii) the remaining 75% of the Initial Units will vest automatically upon, and in the same proportions as, the conversion of the Subordinated Units to common units (or upon a change of control of the Partnership as defined in the Restricted Unit Plan, if earlier).

     Upon vesting in accordance with the terms and conditions of the Restricted Unit Plan, common units allocated to a plan participant will be issued to such a participant. Until such allocated, but unissued, common units have vested and have been issued to a participant, such participant shall not be entitled to any distributions or allocations of income or loss and shall not have any voting or other rights in respect of such common units.

     The issuance of the common units pursuant to the Restricted Unit Plan is intended to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation in respect of the common units. Therefore, no consideration will be payable by the plan participants upon vesting and issuance of the Common Units.

Employment Agreements
---------------------

     The Partnership entered into employment agreements (the Employment Agreements ) with Mr. Alexander and Quadrino (each, an Executive) which became effective March 5, 1996. The summary of such Employment Agreements contained herein does not purport to be complete and is qualified in its entirety by reference to the Employment Agreements. On October 1, 1996, Mr. Quadrino resigned as President of the Partnership and, pursuant to his Employment Agreement, will be paid $22,916 per month through March 1999.

     Mr. Alexander's Employment Agreement has an initial term of three years but automatically renews for successive one-year periods, unless earlier terminated by the Partnership or by Mr. Alexander or otherwise terminated in accordance with the Employment Agreement. The Employment Agreement for Mr. Alexander provides for an initial base salary of $350,000. Mr. Alexander may earn a bonus up to 100% of annual base salary for services rendered based upon certain performance criteria. The Employment Agreement also provides for the opportunity to participate in benefit plans made available to other senior executives and senior managers of the Partnership, including the Restricted Unit Plan. The Partnership also provides Mr. Alexander with term life insurance with a face amount equal to three times his annual base salary. In addition, Mr. Alexander participates in a non-qualified supplemental retirement plan which provides retirement income which could not be provided under the Partnership s qualified plans by reason of limitations contained in the Internal Revenue Code. If a change of control (as defined in the Employment Agreement) of the Partnership occurs and within six months prior thereto or at any time subsequent to a change of control the Partnership terminates the Executive s employment without cause (other than pursuant to a non-renewal) or the Executive resigns with good reason, then the Executive will generally be entitled to (i) a lump sum severance payment equal to three times the sum of his annual base salary in effect as of the date of termination, (ii) the maximum bonus paid or payable with respect to any of the three preceding fiscal years, and (iii) medical benefits for three years from the date of such termination. The Employment Agreement provides that if any payment received by the Executive is subject to the 20% federal excise tax under Section 4999 of the Code, the payment will be grossed up to permit the Executive to retain a net amount on an after-tax basis equal to what he would have received had the excise tax not been payable.

Severance Protection Plan For Key Executives
--------------------------------------------

     The Partnership has adopted a Severance Protection Plan which provides the Partnership s executive officers and other key employees with employment protection for one year following a "change of control" as defined in the plan. This plan provides for severance payments equal to sixty-five weeks of base pay and target bonus following a change of control for such officers and key employees.



                      COMPARISON OF CUMULATIVE TOTAL RETURN

     The following graph compares the performance of the Partnership's common units with the performances of the New York Stock Exchange Index (the "NYSE Market Index") and a peer group index over the period from February 29, 1996, when regular trading in the common units commenced on the NYSE, through September 28, 1996, the end of the 1996 fiscal year. The graph assumes that $100 was invested on February 29, 1996 in each of the Partnership's common units, the NYSE Index and the peer group index and that all distributions or dividends were reinvested.

     The Partnership does not believe that any published industry or line-of-business index accurately reflects the Partnership's business. Accordingly, the Partnership has created a special peer group index consisting of the five other propane marketing companies whose common units are publicly traded. The common units of the following companies have been included in the Partnership's peer group index: Ferrellgas Partners, L.P., AmeriGas Partners, L.P., Star Gas Partners, L.P., National Propane Partners, L.P. and Heritage Propane Partners, L.P. The peer group weighs the returns of Ferrellgas, AmeriGas and Star Gas according to each company's public market capitalization as of February 29, 1996. The peer group weighs the returns of National Propane and Heritage Propane according to each company's public market capitalization as of the dates that the common units of these two companies began to trade publicly, which were June 27, 1996 and June 25, 1996, respectively.



(NOTE: THIS TABLE IS REPRESENTED BY A GRAPH WHICH HAS BEEN OMITTED FOR THE
 ELECTRONIC FILING.)


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                             AMONG THE PARTNERSHIP,
                        NYSE INDEX AND PEER GROUP INDEX



                          02/29/96    03/31/96    06/30/96     09/28/96
                          --------    --------    --------     --------
   SUBURBAN PROPANE       $ 100.00    $ 101.22    $  99.39     $ 108.97

   PEER GROUP               100.00      100.24       99.55       106.67

   NYSE MARKET INDEX        100.00      101.27      105.07       107.82

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                             (Item 2 on Proxy Card)

     The Board of Supervisors, upon the recommendation of the Audit Committee, has appointed the firm of Price Waterhouse LLP as independent auditors to examine the Company's financial statements for fiscal 1997. Price Waterhouse LLP were the Company's independent auditors for fiscal 1996. If the unitholders do not ratify such appointment, it will be reconsidered by the Board.

     Representatives of Price Waterhouse LLP are expected to be present at the Tri-Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

     The  Board  of  Supervisors   recommends   that   unitholders   vote  "FOR"
ratification of such appointment.

                  PROPOSALS FOR NEXT TRI-ANNUAL MEETING

     All proposals from unitholders to be considered at the next Tri-Annual Meeting must be received by the Secretary of the Partnership at 240 Route 10 West, P.O. Box 206, Whippany, New Jersey 07981-0206, not later than the close of business on January 21, 2000, for inclusion in the proxy materials relating to that meeting.




     Supplemental financial information for the Partnership, which consists of audited financial statements, including supplementary financial information and selected financial data and the accompanying Management's Discussion of Financial Analysis for fiscal 1996 as well as financial statements and accompanying Management's Discussion of Financial Analysis for the fiscal quarter ended December 28, 1996, accompanies this Proxy Statement. The Partnership will furnish an Annual Report on Form 10-K for fiscal 1996 or any exhibit thereto upon request by a unitholder directed to Kevin T. McIver, Secretary, Suburban Propane, L.P., 240 Route 10 West, P.O. Box 206, Whippany, New Jersey 07981-0206. With respect to copies of Form 10-K exhibits, a fee limited to the Partnership's reasonable expenses in furnishing same will be assessed.

                                   By Order of the Board of Supervisors,

                                   /s/ KEVIN McIVER
                                   ---------------------------------------------
                                   Kevin T. McIver
                                   Secretary

                         SUBURBAN PROPANE PARTNERS, L.P.




                       SUPPLEMENTAL FINANCIAL INFORMATION
                          ACCOMPANYING PROXY STATEMENT
                      FOR JUNE 17, 1997 TRI-ANNUAL MEETING
                               OF LIMITED PARTNERS

                   Index to Supplemental Financial Information




                                                                         Pages


Selected Historical and Pro Forma Financial Information                   1 - 3


Management's Discussion and Analysis of Financial Condition
and Results of Operations - September 28, 1996                            4 - 8


Report of Independent Accountants                                           9


Consolidated Financial Statements as of and for the
year ended September 28, 1996                                            10 - 28


Management's Discussion and Analysis of Financial Condition
and Results of Operations - December 28, 1996                            29 - 30


Condensed Consolidated Financial Statements as of and for
the Three Months Ended December 28, 1996                                 31 - 41

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION.
         The following table presents selected condensed consolidated historical and pro forma financial information of Suburban Propane Partners, L.P. (the Partnership) and Suburban Propane Division of Quantum Chemical Corporation (the Predecessor Company) (amounts in thousands, except per Unit data). The following financial information has been derived from the audited financial statements, except for the proforma columns which are unaudited, and should be read in conjunction with the consolidated financial statements and related notes or the fiscal year ended September 28, 1996 and for the period ended December 28, 1996 included elsewhere in this Proxy.

                                   Partnership (a)                            Predecessor Company (b) (c)
                     --------------------------------------------------------------------------------------------------
                                                       March 5,  October 1,
                               Pro Forma   Pro Forma     1996       1995
                      Three Months Ended  Year Ended(d) through    through        Year Ended      Twelve Months Ended
                     -------------------                                    --------------------
                      Dec. 28   Dec. 30     Sept 28,   Sept 28,   March 4,   Sept 30,  October 1,       Sept 30,
                       1996       1995        1996       1996       1996       1995       1994       1993      1992
                       ----       ----        ----       ----       ----       ----       ----       ----      ----


Statement of
 Operations Data
Revenues .............$246,028  $190,679    $707,946   $323,947   $383,999  $633,620   $677,767   $678,992  $637,463
Gross Profit .........  97,934    93,384     330,254    150,746    179,508   314,724    347,227    332,016   323,927
Depreciation and
Amortization .........   9,281     8,716      35,862     21,046     14,816    34,055     34,300     37,706    34,373
Operating Income
(Loss) ...............  25,900    26,396      58,332     (3,464)    61,796    55,544     75,490     58,149    29,972
Interest Expense,
Net ..................   8,498     8,230      31,197     17,171          -         -          -          -         -
Cumulative
Effect of Changes
in Accounting
Principles (e) .......       -         -           -          -          -         -          -          -    87,800
Provision for
Income Taxes .........      64        63         250        147     28,147    25,299     33,644     26,733    12,653
Net Income (Loss) ....  17,338    18,103      26,885    (20,782)    33,649    30,245     41,846     31,523   (70,328)
Net Income (Loss)
per Unit (f) .........$   0.59  $   0.62     $  0.92   $  (0.71)
Balance Sheet Data
(end of period)
Current Assets .......$192,279               $120,692  $120,692             $ 78,846   $ 88,566   $124,033  $146,001
Total Assets ......... 877,880                807,424   807,424              736,459    755,053    599,939   617,712
Current Liabilities    172,968                101,826   101,826               69,872     74,555     70,772    86,332
Long-term Debt ....... 428,229                428,229   428,229                    -          -          -         -
Other Long-term
Liabilities .......... 109,163                112,690   112,690              108,352    120,946    107,824   107,878
Predecessor
Equity ...............                                                       558,235    559,552    421,344   423,502
Partners' Capital -
General Partner ......   3,340                  3,567     3,286
Partners' Capital -
Limited Partners ..... 164,180                174,790   161,393
Other Data
EBITDA (g) ...........$ 35,181  $ 35,112     $ 94,194  $ 17,582   $ 76,612  $ 89,599   $109,790   $ 95,855  $ 64,345
Capital Expenditures (h)
Maintenance ..........$  8,762  $  6,408     $ 25,885  $ 16,089   $  9,796  $ 21,359   $ 17,839   $ 31,679  $ 11,539
Acquisition ..........$    694  $  3,544     $ 28,529  $ 15,357   $ 13,172  $  5,817   $  1,448   $      -  $      -
Cash Provided by
(used in) :
Operating activities..$(26,565) $(13,781)    $ 73,214  $ 62,961   $ (3,765) $ 53,717   $ 77,067   $ 71,923  $ 50,210
Investing activities..$ (7,420) $ (9,383)    $(52,414) $(30,449)  $(21,965) $(22,317)  $(16,126)  $(20,572) $ (9,151)
Financing activities..$ 34,344  $ 23,147     $ (2,005) $(13,786)  $ 25,799  $(31,562)  $(68,093)  $(55,648) $(38,635)
Retail Propane
Gallons Sold ......... 158,996   157,592      566,900   257,029    309,871   527,269    568,809    563,291   552,097


     (a) The Partnership acquired the propane business and assets of the Predecessor Company on March 5, 1996 (the Closing Date). There are no material differences in the basis of assets and liabilities between the Partnership and the Predecessor Company.

     (b) The Predecessor Company's financial information for the fiscal 1994 and 1995 periods may not be comparable to the twelve months ended September 30, 1992 and 1993 due to the application of purchase accounting adjustments in connection with Hanson PLC's ("Hanson") acquisition of Quantum Chemical Corporation ("Quantum") on September 30, 1993.

     (c) In connection with Hanson's acquisition of Quantum on September 30, 1993, the Predecessor Company changed its fiscal year ending December 31 to a 52-53 week fiscal year ending on the Saturday nearest to September 30. The new fiscal year includes the full October through March heating season. Prior to the change in fiscal year, the heating season was split between two fiscal years. Solely for purposes of comparing the Predecessor Company operating results to fiscal 1994 and 1995, the statement of operations data of the Predecessor Company has been combined for the following periods:
     January 1 to September 30, 1992 with the corresponding data for the period from October 1, 1991 to December 31, 1991 (the "twelve months ended September 30, 1992"); and January 1 to September 30, 1993 with the corresponding data for the period from October 1, 1992 to December 31, 1992 (the "twelve months ended September 30, 1993").

     (d) The pro forma financial and operating information for the three months ended December 30, 1995 were derived from the historical statements of operations of the Predecessor Company and the statement for the year ended September 28, 1996 was derived from the historical statement of operations of the Predecessor Company for the period October 1, 1995 through March 4, 1996 and the consolidated statement of operations of the Partnership from March 5, 1996 to September 28, 1996. The pro forma financial and operating information was prepared to reflect the effects of the Partnership formation as if it had been completed in its entirety as of the beginning of the periods presented.

     Significant pro forma adjustments reflected in the financial and operating information include the following:

          a. For the year ended September 28, 1996 and the three month period ended December 30, 1995, an adjustment to interest expense to reflect the interest expense associated with the Senior Notes and Bank Credit Facilities.

          b. For the year ended September 28, 1996 and the three month period ended December 30, 1995, the elimination of the provision for income taxes, as income taxes will be borne by the partners and not the Partnership, except for corporate income taxes related to the Service Company.

     The Partnership's management estimates that the incremental costs of operating as a stand alone entity in each of the years presented would approximate the management fee paid to an affiliate of its former Parent Company. These incremental costs are estimated to be $1,290 and $3,100 for the years ended September 28, 1996 and September 30, 1995, respectively.


     (e) Effective October 1, 1991, the Predecessor Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106," and SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). The Predecessor Company elected to immediately recognize the obligation for the SFAS No. 106 benefits, resulting in a cumulative effect charge to earnings of $53,100, net of income taxes of $32,900. The adoption of SFAS No. 109 resulted in a cumulative effect charge to earnings of $34,700.

     (f) Net income (loss) per Unit is computed by dividing the limited partners' interest in net income (loss) by the number of Units outstanding.

     (g) Defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with nor superior to generally accepted accounting principles but provides additional information for evaluating the Partnership's ability to pay the Minimum Quarterly Distribution.

     (h) The Partnership's capital expenditures fall generally into two categories: (i) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and (ii) acquisition capital expenditures, which include expenditures related to the acquisition of retail propane operations and a portion of the purchase price allocated to intangibles associated with such acquired businesses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.

     The following is a discussion of the historical and pro forma financial condition and results of operations of the Predecessor Company and the Partnership. The discussion should be read in conjunction with the historical and pro forma consolidated financial statements and notes thereto included elsewhere in this Proxy. Since the Operating Partnership and Service Company account for substantially all of the assets, revenues and earnings of the Partnership, a separate discussion of the Partnership's results of operations from other sources is not presented.

GENERAL

     The Partnership is engaged in the retail and wholesale marketing of propane and related appliances and services. The Partnership is the third largest retail marketer of propane in the United States, serving more than 730,000 active residential, commercial, industrial and agricultural customers from 352 customer service centers in 41 states. The Partnership's annual retail propane sales volume were approximately 567 million, 527 million and 569 million gallons during the fiscal year ended September 28, 1996, September 30, 1995 and October 1, 1994, respectively.

     The retail propane business of the Partnership consists principally of transporting propane purchased on the contract and spot markets, primarily from major oil companies, to its retail distribution outlets and then to storage tanks located on the customers' premises. In the residential and commercial markets, propane is primarily used for space heating, water heating, clothes drying and cooking purposes. Industrial customers primarily use propane as a motor fuel burned in internal combustion engines that power over-the-road vehicles, forklifts and stationary engines, to fire furnaces, as a cutting gas and in other process applications. In the agricultural market propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control. In its wholesale operations, the Partnership sells propane principally to large industrial end-users and other propane distributors.

     The retail propane distribution business is seasonal because of propane's primary use for heating in residential and commercial buildings. Historically, approximately two-thirds of the Partnership's retail propane volume is sold during the six-month peak heating season of October through March. Consequently, sales and operating profits are concentrated in the Partnership's first and second fiscal quarters. Cash flows from operations, therefore, are greatest during the second and third fiscal quarters when customers pay for propane purchased during the winter heating season. To the extent necessary, the Partnership will reserve cash from the second and third quarters for distribution to Unitholders in the first and fourth fiscal quarters.

     The retail propane business is a "margin-based" business where the level of profitability is largely dependent on the difference between retail sales prices and product cost. The unit cost of propane is subject to volatile changes as a result of product supply or other market conditions. Propane unit cost changes can occur rapidly over a short period of time and can impact retail margins. The Partnership's unit cost of propane in the fiscal year ended September 28, 1996 was substantially higher than product costs in the fiscal years ended September 30, 1995 and 1994, respectively, and, consequently, the Partnership's retail gross margins declined from the levels achieved in the 1995 and 1994 fiscal years.

SELECTED QUARTERLY HISTORICAL AND PRO FORMA FINANCIAL DATA
(IN THOUSANDS)

     The following historical pro forma quarterly financial data for periods prior to the Partnership formation were derived from the historical statements of operations of the Predecessor Company for the period October 1, 1994 through March 4, 1996 and reflect the effects of the Partnership formation as if the formation had been completed in its entirety as of the beginning of the periods presented.

     The pro forma quarterly financial data do not purport to present the results of operations of the Partnership had the Partnership formation actually been completed as of the beginning of the periods presented. In addition, the pro forma quarterly financial data are not necessarily indicative of the results of future operations of the Partnership and should be read in conjunction with the consolidated financial statements and notes thereto, appearing elsewhere in this Proxy.


Three months ended December 28, 1996:

                              First Quarter
                              -------------
Revenues                           $246,028
Gross Profit                         97,934
Operating Income                     25,900
Net Income                           17,338
EBITDA                               35,181
Retail Gallons Sold                 158,996


Fiscal year ended September 28, 1996

                        Pro Forma       Pro Forma
                     First Quarter Second Quarter Third Quarter Fourth Quarter
                     ------------- -------------- ------------- --------------
Revenues                  $190,679       $259,992      $130,590       $126,685
Gross Profit                93,384        116,654        62,578         57,638
Operating Income (Loss)     26,396         44,337        (3,262)        (9,139)
Net Income (Loss)           18,103         36,493       (10,576)       (17,135)
EBITDA                      35,113         53,280         5,721             80
Retail Gallons Sold        157,592        204,991       102,896        101,421


Fiscal year ended September 30, 1995

                                              Pro Forma
--------------------------------------------------------------------------------
                     First Quarter Second Quarter Third Quarter Fourth Quarter
                     ------------- -------------- ------------- --------------
Revenues                  $185,163       $217,699      $122,275       $108,483
Gross Profit                91,017        107,693        62,641         53,373
Operating Income (Loss)     25,624         40,122        (2,177)        (8,025)
Net Income (Loss)           17,386         31,884       (10,415)       (15,606)
EBITDA                      34,141         48,559         6,225            674
Retail Gallons Sold        150,830        183,452       101,404         91,583


Analysis of Historical Results of Operations

     The Partnership acquired the propane business and assets of Suburban Propane on March 5, 1996. Solely for purposes of comparing the results of operations of the Partnership for the year ended September 28, 1996 with those of the Predecessor Company in the prior year period, the statement of operations data for the year ended September 28, 1996 is comprised of the combined statements of operations of the Predecessor Company for the period October 1, 1995 to March 4, 1996 and the Partnership for the period March 5, 1996 to September 28, 1996.

FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

          REVENUES. Revenues increased $74.3 million or 11.7% to $707.9 million in fiscal 1996 as compared to $633.6 million in fiscal 1995. The overall increase is primarily attributable to higher retail volumes and wholesale volumes coupled with increased retail and wholesale selling prices. Retail gallons sold increased 7.5% or 39.6 million gallons to 566.9 million gallons as compared to 527.3 million gallons in fiscal 1995, while wholesale gallons sold increased 4.6% or 8.2 million gallons to 189.0 million gallons compared to 180.7 million in the prior year. The increase in gallons sold is due to the colder temperatures in all sections of the country, except for the West region.

          GROSS PROFIT. Gross profit increased $15.5 million or 4.9% to $330.3 million for fiscal 1996 compared to $314.7 million in the prior year. The increase in gross profit principally resulted from higher retail propane volumes partially offset by lower retail margins resulting from increased product costs. It is expected that product costs will remain at higher than historical levels with an associated impact on retail margins at least through the end of the first quarter of fiscal 1997.

          OPERATING EXPENSES. Operating expenses increased $6.1 million or 3.1% to $203.4 million for fiscal year 1996 as compared to $197.3 million in the prior year. Operating expenses increased due to higher delivery costs associated with the higher volumes and higher maintenance and product costs. Operating expenses are expected to remain at higher than historical levels at least through the end of the first quarter of fiscal 1997.

          SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, including the management fee charged to the Predecessor Company, increased $4.8 million or 17.3% to $32.6 million for fiscal 1996 compared to $27.8 million in the prior year. Expenses increased due to a nonrecurring charge of $2.3 million incurred in the fourth quarter as a result of certain employee terminations. The increase is also attributable to higher expenditures for the implementation of new employee training and customer satisfaction programs.

          OPERATING INCOME AND EBITDA. Operating income increased $2.8 million or 5.0% to $58.3 million for fiscal 1996 compared to $55.5 million in the prior year. EBITDA increased $4.6 million or 5.1% to $94.2 million. The increase is primarily attributable to the higher volume of retail gallons sold partially offset by lower retail margins and an increase in operating and general and administrative expenses. EBITDA should not be considered as an alternative to net income (as in indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) but provides additional information for evaluating the Partnership's ability to pay the Minimum Quarterly Distribution.

FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

          REVENUES. Revenues decreased $44.2 million or 6.5% to $633.6 million in fiscal year 1995 compared to $677.8 million in fiscal year 1994. The overall decrease is primarily attributed to lower retail volume as gallons decreased 41.5 million gallons or 7.3% to 527.3 million gallons in fiscal year 1995 compared to 568.8 million gallons in fiscal year 1994. Wholesale gallons declined 8.4 million gallons or 4.4% to 180.7 million gallons for the period compared to 189.1 million gallons in the prior period. The decline in retail and wholesale gallons was primarily due to lower demand resulting from temperatures that were approximately 9% warmer than the prior fiscal year.

          Other revenues decreased $1.5 million or 2.3% to $63.5 million in 1995 compared to $65.0 million for the prior year primarily due to a decline in appliance sales revenue.

          GROSS PROFIT. Gross profit decreased $32.5 million or 9.4% to $314.7 million in 1995 compared to $347.2 million in the prior year. The decline is attributable to a decline in retail volume discussed above of 41.5 million gallons or 7.3%, and a decline in average retail margins of 4.4%. The decline in average retail margins was primarily attributable to a 10% decline in the volume of higher margin gallons sold to residential customers for home heating.

          OPERATING EXPENSES. Operating expenses decreased $12.6 million or 6.0% to $197.3 million in 1995 compared to $209.9 million in 1994. The decrease is primarily attributable to a $11.3 million or 8.3% reduction in employment and benefit costs. The Predecessor Company was able to reduce employment due to improved delivery and service efficiencies.

          OPERATING INCOME AND EBITDA. Operating income decreased $20.0 million or 26.5% to $55.5 million in 1995 compared to $75.5 million in 1994. EBITDA decreased $20.2 million or 18.4% to $89.6 million in 1995 compared to $109.8 million in 1994. This reduction is primarily attributable to the lower volume of gallons sold and lower retail margins, partially offset by lower employment and benefit costs. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) but provides additional information for evaluating the Partnership's ability to pay the Minimum Quarterly Distribution.

LIQUIDITY AND CAPITAL RESOURCES

     The Partnership believes that approximately $29.0 million of maintenance capital expenditures will be required in fiscal year 1997 for repair and replacement of property, plant and equipment. The Partnership expects to fund these capital expenditures from cash flow from operations or from borrowings under the Working Capital Facility.

     Due to the seasonal nature of the propane business, cash flows from operating activities are greater during the winter and spring seasons as customers pay for propane purchased during the heating season. For fiscal 1996, net cash provided by operating activities increased $5.5 million to $59.2 million compared to $53.7 million in fiscal 1995. The increase is primarily attributable to an aggregate increase in accounts payable, accrued interest and expenses and other noncurrent liabilities totaling $53.9 million partially offset by an increase in accounts receivable, inventories, prepaid expenses and decreased net income totaling $50.0 million arising from an increase in the cost and volume of gallons sold and operating under the Partnership structure for seven months of fiscal 1996.

     Net cash used in investing activities was $52.4 million for fiscal 1996, reflecting $25.9 million in capital expenditures and $28.5 million of payments for acquisitions, offset by net proceeds of $2.0 million from the sale of property, plant and equipment. Net cash used in investing activities was $22.3 million for fiscal 1995, consisting of capital expenditures of $21.4 million and acquisition payments of $5.8 million, offset by proceeds from the sale of property and equipment of $4.9 million. The increase in cash used for acquisition activities of $22.7 million primarily results from the Partnership's business strategy to expand its operations and increase its retail market share through selective acquisitions of other propane distributors as well as through internal growth.

     For fiscal year 1995, net cash provided by operating activities decreased $23.4 million or 30.3% to $53.7 million compared to $77.1 million for fiscal year 1994 due primarily to decreases of $11.6 million in net income and $5.6 million due to changes in accrued liabilities.

     Net cash used in investing activities was $22.3 million for fiscal year 1995, reflecting $21.4 million in capital expenditures and $5.8 million of payments for the acquisition of new customer service centers offset by net proceeds of $4.9 million from the sale of marginal performing customer service locations and other property and equipment. Net cash used in investing activities was $16.1 million in fiscal year 1994, consisting of capital expenditures of $17.8 million and acquisition payments of $1.4 million, offset by proceeds from the sale of property and equipment of $3.1 million.

     Prior to March 5, 1996, the Predecessor Company's cash accounts had been managed on a centralized basis by HM Holdings, Inc. ("HM Holdings"), a wholly-owned affiliate of Hanson. Accordingly, cash receipts and disbursements relating to the operations of Suburban Propane were received or funded by HM Holdings. Net cash provided by financing activities, which are reflected as an increase in predecessor equity, was $25.8 million during the five months ended March 5, 1996 compared to $31.6 million of cash used by (reduction of predecessor equity) during the year ended September 30, 1995.

     In March 1996, the Operating Partnership issued $425.0 million aggregate principal amount of Senior Notes with an interest rate of 7.54% for net cash proceeds of $418.8 million. Also, the Partnership, by means of an initial public offering and the exercise of an overallotment option by the underwriters, issued 21,562,500 Common Units for net cash proceeds of $413.6 million. The net proceeds of the Notes and Common Units issuance (which totaled $832.4 million), less a $5.6 million closing price adjustment paid by Quantum in connection with the transactions and $97.7 million reflecting the retention of net accounts receivable by Quantum, were used to acquire the propane assets from Quantum, pay off the intercompany payables and make a special distribution to the General Partner.

     The Operating Partnership has Bank Credit Facilities consisting of a $100.0 million acquisition facility and a $75.0 million working capital facility which are unsecured and on a equal and ratable basis with the Operating Partnership's obligations under the Senior Notes. At September 28, 1996, there were no amounts outstanding under the Bank Credit Facilities.

     The Partnership will make distributions in an amount equal to all of its Available Cash approximately 45 days after the end of each fiscal quarter to holders of record on the applicable record dates. The Partnership has made distributions on August 13, 1996 for the partial fiscal quarter ended March 30, 1996 and the quarter ended June 29, 1996 and on November 12, 1996 for the quarter ended September 28, 1996.

                        REPORT OF INDEPENDENT ACCOUNTANTS




     To the Board of Supervisors and Unitholders of Suburban Propane Partners, L.P.



     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of partners' capital present fairly, in all material respects, the financial position of Suburban Propane Partners, L.P. and its subsidiaries (the "Partnership") at September 28, 1996 and the Suburban Propane division of Quantum Chemical Corporation (the "Predecessor Company") at September 30, 1995, and the results of operations and cash flows of the Partnership for the period March 5, 1996 to September 28, 1996 and of the Predecessor Company for the period October 1, 1995 to March 4, 1996 and the two years ended September 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



     Price Waterhouse LLP
     Morristown, NJ
     October 21, 1996

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                                 September 30,
                                                  September 28,       1995
                                                       1996      (Predecessor)
                                                   ------------   -----------
ASSETS
Current assets:
     Cash and cash equivalents ......................  $ 18,931      $    136
     Accounts receivable, less allowance for doubtful
       accounts of $3,312 and  $3,162, respectively.     55,021        41,045
     Inventories ...................................     40,173        36,663
     Prepaid expenses and other current assets .....      6,567         1,002
                                                       --------      --------
          Total current assets .....................    120,692        78,846
Property, plant and equipment, net .................    374,013       363,805
Net prepaid pension cost ...........................     47,514        44,713
Goodwill and other intangible assets, net ..........    255,948       239,909
Other assets .......................................      9,257         9,186
                                                       --------      --------
          Total assets .............................   $807,424      $736,459
                                                       ========      ========

LIABILITIES AND PARTNERS' CAPITAL/
PREDECESSOR EQUITY
Current liabilities:
     Accounts payable ..............................   $ 40,730      $ 22,298
     Accrued employment and benefit costs ..........     25,389        19,975
     Accrued insurance .............................      5,280         4,470
     Customer deposits and advances ................      8,242         8,501
     Accrued interest ..............................      8,222            --
     Other current liabilities .....................     13,963         9,097
                                                       --------      --------
          Total current liabilities ................    101,826        64,341
Long-term debt .....................................    428,229            --
Postretirement benefits obligation .................     81,374        83,098
Accrued insurance ..................................     19,456        18,569
Other liabilities ..................................     11,860        12,216
                                                       --------      --------
          Total liabilities ........................    642,745       178,224
                                                       --------      --------
Commitments and contingencies
Predecessor equity .................................         --       558,235
Partners' capital:
     Common unitholders ............................    129,283            --
     Subordinated unitholder .......................     40,100            --
     General Partner ...............................      3,286            --
     Unearned compensation .........................     (7,990)           --
                                                       --------      --------

          Total partners' capital/predecessor equity    164,679       558,235
                                                       --------      --------
          Total liabilities and partners' capital/
            predecessor equity .....................   $807,424      $736,459
                                                       ========      ========


The accompanying notes are an integral part of these consolidated financial statements.


                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    ( in thousands, except per Unit amounts)


                                             October 1, 1995                           October 1, 1995
                                                 through            March 5, 1996           through
                                            September 28, 1996         through           March 4, 1996
                                                (Combined)        September 28, 1996     (Predecessor)
                                                ----------        ------------------     -------------
Revenues
     Propane ...............................  $  641,679               $  289,058         $ 352,621
     Other .................................      66,267                   34,889            31,378
                                              ----------               ----------         ---------
                                                 707,946                  323,947           383,999


Costs and expenses
     Cost of sales .........................     377,692                  173,201           204,491
     Operating .............................     203,426                  114,436            88,990
     Depreciation and amortization .........      35,862                   21,046            14,816
     Selling, general and administrative
      expenses .............................      31,344                   18,728            12,616
     Management fee ........................       1,290                        0             1,290
                                              ----------               ----------        ----------
                                                 649,614                  327,411           322,203

Income (loss) before interest expense
  and income taxes .........................      58,332                   (3,464)           61,796
Interest expense, net ......................      17,171                   17,171                 0
                                              ----------               ----------        ----------
Income (loss) before provision
  for income taxes .........................      41,161                  (20,635)           61,796
Provision for income taxes .................      28,294                      147            28,147
                                              ----------               ----------        ----------
     Net income (loss) .....................  $   12,867               $  (20,782)       $   33,649
                                              ==========               ==========        ==========

General Partner's interest in net loss .....                           $     (416)
                                                                       ----------
Limited Partners' interest in net loss .....                           $  (20,366)
                                                                       ==========
Net loss per Unit ..........................                           $    (0.71)
                                                                       ==========
Weighted average number of Units outstanding                              28,726
                                                                       ----------





The accompanying notes are an integral part of these consolidated financial statements.


                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 ( in thousands)


                                                                   Year Ended
                                          ----------------------------------------------------------
                                          September 28, 1996   September 30, 1995   October 1, 1994
                                              (Combined)          (Predecessor)      (Predecessor)
                                              ----------          -------------      -------------
Revenues
     Propane ...........................       $  641,679          $  570,064        $  612,757
     Other .............................           66,267              63,556            65,010
                                               ----------          ----------        ----------
                                                  707,946             633,620           677,767


Costs and expenses
     Cost of sales .....................          377,692             318,896           330,540
     Operating .........................          203,426             197,348           209,879
     Depreciation and amortization .....           35,862              34,055            34,300
     Selling, general and administrative
       expenses ........................           31,344              24,677            24,058
     Management fee ....................            1,290               3,100             3,500
                                               ----------          ----------        ----------
                                                  649,614             578,076           602,277

Income before interest expense and
  income taxes .........................           58,332              55,544            75,490
Interest expense, net ..................           17,171                   0                 0
                                               ----------          ----------        ----------
Income before provision for income taxes           41,161              55,544            75,490
Provision for income taxes .............           28,294              25,299            33,644
                                               ----------          ----------        ----------
     Net income ........................       $   12,867              30,245            41,846
                                               ==========          ==========        ==========




The accompanying notes are an integral part of these consolidated financial statements.




                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                              October 1, 1995                           October 1, 1995
                                                                  through            March 5, 1996          through
                                                             September 28, 1996         through          March 4, 1996
                                                                (Combined)        September 28, 1996      (Predecessor)
                                                                ----------        ------------------      -------------
Cash flows from operating activities:
     Net income (loss) .....................................   $  12,867             $ (20,782)            $  33,649
     Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operations:
          Depreciation .....................................      28,920                16,887                12,033
          Amortization .....................................       6,942                 4,159                 2,783
          (Gain) on disposal of property, plant and
            equipment ......................................        (241)                 (156)                  (85)
     Changes in operating assets and liabilities, net of
       acquisitions and dispositions:
          (Increase)/decrease in accounts receivable .......     (13,976)               42,667               (56,643)
          (Increase)/decrease in inventories ...............      (3,510)               (6,339)                2,829
          (Increase) in prepaid expenses and
           other current assets ............................      (5,565)               (3,691)               (1,874)
          Increase in accounts payable .....................      18,432                 9,097                 9,335
          Increase in accrued employment
           and benefit costs ...............................       5,754                 3,451                 2,303
          Increase in accrued interest .....................       8,222                 8,222                    --
          Increase/(decrease) in other accrued liabilities .       5,417                 8,947                (3,530)
     Other noncurrent assets ...............................      (2,872)               (1,669)               (1,203)
     Deferred credits and other noncurrent liabilities .....      (1,194)                2,168                (3,362)
                                                                  ------                 -----                ------
         Net cash provided by (used in) operating activities      59,196                62,961                (3,765)
                                                                  ------                ------                ------

Cash flows from investing activities:
      Capital expenditures .................................     (25,885)              (16,089)               (9,796)
      Acquisitions .........................................     (28,529)              (15,357)              (13,172)
      Proceeds from the sale of property, plant
        and equipment ......................................       2,000                   997                 1,003
                                                                   -----                   ---                 -----
               Net cash used in investing activities .......     (52,414)              (30,449)              (21,965)
                                                                 -------               -------               -------
Cash flows from financing activities:
      Cash activity with parent, net .......................      25,799                    --                25,799
      Proceeds from settlement with former parent ..........       5,560                 5,560                    --
      Proceeds from debt placement .........................     425,000               425,000                    --
      Proceeds from Common Unit offering ...................     413,569               413,569                    --
      Debt placement and credit agreement expenses .........      (6,224)               (6,224)                   --
      Cash distribution to General Partner .................    (832,345)             (832,345)                   --
      Partnership distribution .............................     (19,346)              (19,346)                   --
                                                                 -------               -------
         Net cash provided by (used in) financing activities      12,013               (13,786)               25,799
                                                                  ------               -------                ------
Net increase in cash and cash equivalents ..................      18,795                18,726                    69
Cash and cash equivalents at beginning of period ...........         136                   205                   136
                                                                     ---                   ---                   ---
Cash and cash equivalents at end of period ................    $  18,931             $  18,931             $     205
                                                               =========             =========             =========

Supplemental disclosure of cash flow information:
      Cash paid for interest ...............................   $  10,550             $  10,550             $      --
                                                               =========             =========             =======

Non cash investing and financing activities
    Assets acquired by incurring note payable ..............   $   3,528             $   3,528             $      --
                                                               =========             =========             =======

The accompanying notes are an integral part of these consolidated financial statements.


                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)




                                                                                             Year Ended
                                                              -----------------------------------------------------------

                                                              September 28, 1996    September 30, 1995   October 1, 1994
                                                                  (Combined)          (Predecessor)       (Predecessor)
                                                                  ----------          -------------       -------------
Cash flows from operating activities:
     Net income ..........................................         $ 12,867              $ 30,245            $ 41,846
     Adjustments to reconcile net income  to
      net cash provided by operations:
          Depreciation ...................................           28,920                27,746              28,050
          Amortization ...................................            6,942                 6,309               6,250
       (Gain)/loss on disposal of property, plant
            and equipment ................................             (241)               (1,492)                114
     Changes in operating assets and liabilities,
       net of acquisitions and dispositions:
         (Increase)/decrease in accounts receivable ......          (13,976)                6,173               3,555
         (Increase)/decrease  in inventories .............           (3,510)                2,692              11,027
         (Increase)/decrease in prepaid expenses
            and other current assets .....................           (5,565)                  693                 933
          Increase/(decrease) in accounts payable ........           18,432                   878              (7,180)
          Increase/(decrease) in accrued employment
           and benefit costs .............................            5,754                (1,199)              3,110
          Increase in accrued interest ...................            8,222                    --                  --
          Increase/(decrease) in other accrued liabilities            5,417                (4,362)             (3,962)
     Other noncurrent assets .............................           (2,872)               (1,372)             (1,181)
     Deferred credits and other noncurrent liabilities ...           (1,194)              (12,594)             (5,495)
               Net cash provided by operating activities .           59,196                53,717              77,067
Cash flows from investing activities:
      Capital expenditures ...............................          (25,885)              (21,359)            (17,839)
      Acquisitions .......................................          (28,529)               (5,817)             (1,448)
      Proceeds from the sale of property, plant
       and equipment .....................................            2,000                 4,859               3,161
               Net cash used in investing activities .....          (52,414)              (22,317)            (16,126)
Cash flows from financing activities:
     Cash activity with parent, net ......................           25,799               (31,562)            (68,093)
     Proceeds from settlement with former parent .........            5,560                    --                  --
     Proceeds from debt placement ........................          425,000                    --                  --
     Proceeds from Common Unit offering ..................          413,569                    --                  --
     Debt placement and credit agreement expenses ........           (6,224)                   --                  --
     Cash distribution to General Partner ................         (832,345)                   --                  --
     Partnership distribution ............................          (19,346)                   --                  --
       Net cash provided by (used in) financing activities           12,013               (31,562)            (68,093)
Net increase (decrease) in cash and cash equivalents .....           18,795                  (162)             (7,152)
Cash and cash equivalents at beginning of period .........              136                   298               7,450
Cash and cash equivalents at end of period ...............         $ 18,931              $    136                 298

Supplemental disclosure of cash flow information:
      Cash paid for interest .............................         $ 10,550              $     --            $     --

Non cash investing and financing activities
   Assets acquired by incurring note payable .............         $  3,528              $     --            $     --

The accompanying notes are an integral part of these consolidated financial statements.


                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
                                 (in thousands)


                                                                                                             Unearned      Total
                                              Number of Units                                 General     Compensation    Partners'
                                          Common      Subordinated    Common   Subordinated   Partner   Restricted Units  Capital
                                          ------      ------------    ------   ------------   -------   ----------------  -------

Balance at March 5, 1996 ......              --              --           --            --        --                           --

    Contribution in connection
      with formation of the
      Partnership and issuance
      of Common Units .........          21,562           7,164     $150,488      $ 49,890   $ 4,089                     $204,467

    Quarterly distribution ....                                      (14,239)       (4,720)     (387)                     (19,346)

    Unamortized restricted Unit
       compensation ...........                                        8,330                                $ (7,990)         340

    Net loss ..................              --              --      (15,296)      (5,070)      (416)             --      (20,782)
                                         ------           -----     --------      -------    -------        --------      -------

Balance at September 28, 1996 .          21,562           7,164     $129,283      $40,100    $ 3,286        $ (7,990)     164,679
                                         ======           =====     ========      =======    =======        ========      =======













The accompanying notes are an integral part of these consolidated financial statements.

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 28, 1996
                             (Dollars in thousands)


1.  PARTNERSHIP ORGANIZATION AND FORMATION
    --------------------------------------

Suburban Propane Partners, L.P. (the "Partnership") was formed on December 19, 1995 as a Delaware limited partnership. The Partnership and its subsidiary, Suburban Propane, L.P. (the "Operating Partnership"), were formed to acquire and operate the propane business and assets of the Suburban Propane Division of Quantum Chemical Corporation (the "Predecessor Company"). In addition, Suburban Sales & Service, Inc. (the "Service Company"), a subsidiary of the Operating Partnership, was formed to acquire and operate the service work and appliance and parts businesses of the Predecessor Company. The Partnership, the Operating Partnership and the Service Company are collectively referred to hereinafter as the "Partnership Entities." The Partnership Entities commenced operations on March 5, 1996 (the "Closing Date") upon consummation of an initial public offering of 18,750,000 Common Units representing limited partner interests in the Partnership (the "Common Units"), the private placement of $425,000 aggregate principal amount of Senior Notes due 2011 issued by the Operating Partnership (the "Senior Notes") and the transfer of all the propane assets (excluding the net accounts receivable balance) of the Predecessor Company to the Operating Partnership and the Service Company. On March 25, 1996, the underwriters of the Partnership's initial public offering exercised an overallotment option to purchase an additional 2,812,500 Common Units.

Suburban Propane GP, Inc. (the "General Partner") is a wholly-owned subsidiary of Quantum Chemical Corporation ("Quantum") and serves as the general partner of the Partnership and the Operating Partnership. Both the General Partner and Quantum are indirect wholly-owned subsidiaries of Millennium Chemicals Inc. ("Millennium") which was formed as a result of Hanson PLC's (the "Parent Company") demerger in October 1996. The General Partner holds a 1% general partner interest in the Partnership and a 1.0101% general partner interest in the Operating Partnership. In addition, the General Partner owns a 24.4% limited partner interest in the Partnership. This limited partner interest is evidenced by 7,163,750 Subordinated Units representing limited partner interests in the Partnership. The General Partner has delegated to the Partnership's Board of Supervisors all management powers over the business and affairs of the Partnership Entities that the General Partner possesses under applicable law.

The Partnership Entities are, and the Predecessor Company was, engaged in the retail and wholesale marketing of propane and related appliances and services. The Partnership believes it is the third largest retail marketer of propane in the United States, serving more than 730,000 active residential, commercial, industrial and agricultural customers from 352 Customer Service Centers in 41 states. The Partnership's operations are concentrated in the east and west coast regions of the United States. The retail propane sales volume of the Partnership was approximately 567 million gallons during the fiscal year ended September 28, 1996. Based on industry statistics, the Partnership believes that its retail propane sales volume constitutes approximately 6% of the domestic retail market for propane.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    --------------------------------------------------------------------

BASIS OF PRESENTATION. The consolidated financial statements present the consolidated financial position, results of operations and cash flows of the Partnership Entities, and the Predecessor Company for periods prior to the Closing Date. All significant intercompany transactions and accounts have been eliminated.

FISCAL PERIOD. The Partnership and the Predecessor Company's fiscal year ends on the last Saturday nearest to September 30. Because the Partnership commenced operations on the Closing Date, the accompanying statements of operations and cash flows present the consolidated results of operations and cash flows of the Partnership for the period March 5, 1996 to September 28, 1996 and the results of operations and cash flows of the Predecessor Company for the period October 1, 1995 to March 4, 1996 and the two fiscal years ended September 30, 1995. Solely for purposes of comparing the results of operations of the Partnership for the year ended September 28, 1996 with those of the Predecessor Company in the prior year periods, the statement of operations date for the year ended September 28, 1996 is comprised of the combined statements of operations of the Predecessor Company for the period October 1, 1995 to March 4, 1996 and the Partnership for the period March 5, 1996 to September 28, 1996.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS. The Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of these instruments.

REVENUE RECOGNITION Sales of propane are recognized at the time product is shipped or delivered to the customer. Revenue from the sale of propane, appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service.

INVENTORIES  Inventories  are  stated  at the lower of cost or  market.  Cost is
determined   using  a  weighted  average  method  for  propane  and  a  specific identification basis for appliances.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are stated at cost. Depreciation is determined for related groups of assets under the straight-line method based upon their estimated useful lives as follows:

     Buildings                                       40 Years
     Building and land improvements               10-20 Years
     Transportation equipment                      5-30 Years
     Storage facilities                              30 Years
     Equipment, primarily tanks and cylinders      3-40 Years

Expenditures for maintenance and routine repairs are expensed as incurred.

GOODWILL AND OTHER INTANGIBLE ASSETS. Goodwill and other intangible assets are comprised of the following:

                                            September 28,      September 30,
                                                1996         1995 (Predecessor)
                                            -------------    ------------------


     Goodwill                                    $265,292            $251,784
     Debt Origination Costs                         6,224                   0
     Other, principally noncompete agreements       4,003                 754
                                                    -----                 ---
                                                  275,519             252,538
     Less: Accumulated amortization                19,571              12,629
                                                   ------              ------
                                                 $255,948            $239,909
                                                 ========            ========

Goodwill represents the excess of the purchase price over the fair value of net assets acquired and is being amortized on a straight-line basis over forty years from the date of acquisition.

Debt origination costs represent the costs incurred in connection with the placement of the $425,000 of Senior Notes which is being amortized on a straight line basis over 15 years.

The Partnership periodically evaluates goodwill for impairment by calculating the anticipated future cash flows attributable to its operations. Such expected cash flows, on an undiscounted basis, are compared to the carrying values of the tangible and intangible assets, and if impairment is indicated, the carrying value of goodwill is adjusted. In the opinion of management, no impairment of goodwill exists (see "New Pronouncement" below).

ACCRUED INSURANCE. Accrued insurance represents the estimated costs of known and anticipated or unasserted claims under the Partnership's general and product, workers' compensation and automobile insurance policies. Accrued insurance provisions for unasserted claims arising from unreported incidents are based on an analysis of historical claims data. For each claim, the Partnership records a self-insurance provision up to the estimated amount of the probable claim or the amount of the deductible, whichever is lower. Claims are generally settled within 5 years of origination.

INCOME TAXES. As discussed in Note 1, the Partnership Entities consist of two limited partnerships, the Partnership and the Operating Partnership, and one corporate entity, the Service Company. For federal and state income tax purposes, the earnings attributable to the Partnership and Operating Partnership are included in the tax returns of the individual partners. As a result, no recognition of income tax expense has been reflected in the Partnership's consolidated financial statements relating to the earnings of the Partnership and Operating Partnership. The earnings attributable to the Service Company are subject to federal and state income taxes. Accordingly, the Partnership's consolidated financial statements reflect income tax expense related to the Service Company's earnings. Net earnings for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Partnership agreement.

For federal income tax purposes, the Predecessor Company was included in the consolidated tax return of a United States affiliate of the Parent Company. The Predecessor Company's tax assets, liabilities, expenses and benefits result from the tax effect of its transactions determined as if the Predecessor Company filed a separate income tax return. The Predecessor Company's income taxes were paid by an affiliate of the Parent Company in which income tax expense was credited through an intercompany account included in the accompanying balance sheets as predecessor equity.

Income taxes are provided based on the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements and tax returns in different years. Under this method, deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

UNIT-BASED COMPENSATION. The Partnership accounts for Unit-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Upon issuance of Units under the plan, unearned compensation equivalent to the market value of the restricted Units is charged at the date of grant. The unearned compensation is amortized ratably over the restricted periods. The unamortized unearned compensation value is shown as a reduction of partners' capital in the accompanying consolidated balance sheet.

The Partnership adopted the disclosure-only option of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") as of September 28, 1996. If the accounting provisions of SFAS No. 123 had been adopted as of the beginning of fiscal 1995, the effect on 1995 net earnings would not be material. Further, based upon the current and anticipated use of restricted units, the Partnership believes the impact of SFAS No. 123 would not be material in any future period.

NET INCOME (LOSS) PER UNIT. Net income (loss) per Unit is computed by dividing net income (loss), after deducting the General Partner's 2% interest, by the weighted average number of outstanding Common Units and Subordinated Units.

RECLASSIFICATIONS. Certain prior period balances have been reclassified to conform with the current period presentation.

NEW PRONOUNCEMENT. On March 5, 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). This statement requires impairment losses to be recorded on long-lived assets used in operations and certain identifiable intangible assets when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Adoption of SFAS No. 121 did not have an impact on the financial statements.

3.  SUPPLEMENTAL UNAUDITED PRO FORMA FINANCIAL INFORMATION
    ------------------------------------------------------

The following unaudited pro forma condensed consolidated statements of operations for the years ended September 28, 1996 and September 30, 1995 were derived from the historical statements of operations of the Predecessor Company for the period October 1, 1994 through March 4, 1996 and the consolidated statement of operations of the Partnership from March 5, 1996 through September 28, 1996. The unaudited pro forma condensed consolidated statements of operations were prepared to reflect the effects of the Partnership formation as if it had been completed in its entirety as of the beginning of the periods presented. However, these statements do not purport to present the results of operations of the Partnership had the partnership formation actually been completed as of the beginning of the periods presented. In addition, the unaudited pro forma condensed consolidated financial statements of operations are not necessarily indicative of the results of future operations of the Partnership.

                                                            Year Ended
                                                  September 28, September 30,
                                                      1996             1995
                                                  -------------    -------------
Revenues
  Propane .....................................   $641,679            $570,064
  Other .......................................     66,267              63,556
                                                    ------              ------
                                                   707,946             633,620
Cost and Expenses
  Cost of sales ...............................    377,692             318,896
  Operating ...................................    203,426             197,348
  Depreciation and amortization ...............     35,862              34,055
  Selling, general and administrative expenses      31,344              24,677
  Management Fee ..............................      1,290               3,100
                                                     -----               -----
                                                   649,614             578,076

Income before interest expense and income taxes     58,332              55,544
Interest expense, net .........................     31,197              32,045
                                                    ------              ------
Income before provision for income taxes ......     27,135              23,499
Provision for income taxes ....................        250                 250
                                                       ---                 ---
Net income ....................................   $ 26,885            $ 23,249
                                                  ========            ========


General Partner's interest in net income ......   $    538            $    465
                                                  --------            --------
Limited Partners' interest in net income ......   $ 26,347            $ 22,784
                                                  ========            ========
Net income per Unit ...........................   $   0.92            $   0.79
                                                  ========            ========
Weighted average number of Units outstanding ..     28,726              28,726
                                                    ======              ======

Significant pro forma adjustments reflected in the above data include the following for each of the years presented:

1. An adjustment to interest expense to reflect the interest expense associated with the Senior Notes and Bank Credit Facilities.

2. The elimination of the provision for income taxes, as income taxes will be borne by the Partners and not the Partnership, except for corporate income taxes related to the Service Company.

The Partnership's management estimates that the incremental costs of operating as a stand alone entity in each of the years presented would approximate the management fee paid to an affiliate of its former Parent Company. These incremental costs are estimated to be $1,290 and $3,100 for the years ended September 28, 1996 and September 30, 1995, respectively.

4.  DISTRIBUTIONS OF AVAILABLE CASH
    -------------------------------

The Partnership makes distributions to its partners with respect to each fiscal quarter of the Partnership in an aggregate amount equal to its Available Cash for such quarter. Available Cash generally means, with respect to any fiscal quarter of the Partnership, all cash on hand at the end of such quarter less the amount of cash reserves established by the Board of Supervisors in its reasonable discretion for future cash requirements. These reserves are retained for the proper conduct of the Partnership's business, the payment of debt principal and interest and for distributions during the next four quarters. Distributions by the Partnership in an amount equal to 100% of its Available Cash will generally be made 98% to the Common and Subordinated Unitholders and 2% to the General Partner, subject to the payment of incentive distributions in the event Available Cash exceeds the Minimum Quarterly Distribution ($.50) on all units. To the extent there is sufficient Available Cash, the holders of Common Units have the right to receive the Minimum Quarterly Distribution, plus any arrearages, prior to the distribution of Available Cash to holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the Subordination Period (as defined below) and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

The Subordination Period will generally extend until the first day of any quarter beginning after March 31, 2001 in respect of which (a) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (b) the Adjusted Operating Surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and related distribution on the General Partner interest in the Partnership during such periods, and (c) there are no outstanding Common Unit Arrearages. Upon expiration of the Subordination Period, all remaining Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate pro rata with the other Common Units in distributions of Available Cash.

For the seven month period ended September 28, 1996, the Partnership paid $19,346 in Minimum Quarterly Distributions on all outstanding Common Units and Subordinated Units for the partial quarter ended March 30, 1996 and the quarter ended June 29, 1996. The Partnership paid the Minimum Quarterly Distribution of $14,363 on all outstanding Common Units and Subordinated Units for the quarter ended September 28, 1996 on November 12, 1996. The distributions were paid to all holders of record on the applicable quarter end record date.

5.  RELATED PARTY TRANSACTIONS
    --------------------------

The Predecessor Company's cash accounts were managed on a centralized basis by an affiliate of the former Parent Company. Accordingly, cash receipts and disbursements were received by or made through the affiliate company. Cash transactions between or on behalf of the Predecessor Company are included in the accompanying balance sheet in the predecessor equity account.

The Predecessor Company was also provided management, treasury, insurance, employee benefits, tax and accounting services by an affiliate of the former Parent Company. As consideration for the services provided by the affiliate, the Predecessor Company was charged an annual management fee based on a percentage of revenue. In the opinion of management, the management fee allocation represented a reasonable estimate of the cost of services provided by the affiliate on behalf of the Predecessor Company. However, the fee was not necessarily indicative of the level of expenses which might have been incurred by the Predecessor Company operating on a stand-alone basis. Management fees for the period October 1, 1995 to March 4, 1996 and the years ended September 30, 1995 and October 1, 1994 were $1,290, $3,100 and $3,500, respectively.

Pursuant to the Contribution, Conveyance and Assumption Agreement dated as of March 4, 1996, between Quantum and the Partnership (the "Contribution Agreement"), Quantum retained ownership of the Predecessor Company's accounts receivable, net of allowance for doubtful accounts, as of the Closing Date. The Partnership retained from the net proceeds of the Common Unit offering cash in an amount equal to the net book value of such accounts receivable. In accordance with the Contribution Agreement, the Partnership had agreed to collect such accounts receivable on behalf of Quantum which amounted to $97,700 as of the Closing Date. As of September 28, 1996, the Operating Partnership had satisfied its obligation to Quantum under such arrangement.

The Predecessor was provided computerized information services by Quantum . Charges related to these services, included in selling, general and administrative expenses in the accompanying statements of operations, were $148, $1,731 and $2,081 for the period October 1, 1995 to March 4, 1996 and the years ended September 30, 1995 and October 1, 1994, respectively.

Pursuant to a Computer Services Agreement (the "Services Agreement") dated as of the Closing Date between Quantum and the Partnership, Quantum permits the Partnership to utilize Quantum's mainframe computer for the generation of customer bills, reports and information regarding the Partnership's retail sales. For the seven months ended September 28, 1996, the Partnership incurred expenses of $218 under the Services Agreement.

6.  SELECTED BALANCE SHEET INFORMATION
    ----------------------------------

Inventories consist of:
                                  September 28,            September 30,
                                      1996               1995 (Predecessor)
                                  -------------          ------------------

   Propane                            $ 36,213                    $ 33,474
   Appliances                            3,960                       3,189
                                         -----                       -----
                                      $ 40,173                    $ 36,663
                                      ========                    ========

The Partnership enters into contracts to buy propane for supply purposes. Such contracts generally have terms of less than one year, with propane costs based on market prices at the date of delivery.


 Property, plant and equipment consist of:
                                              September 28,     September 30,
                                                  1996        1995(Predecessor)
                                              -------------   -----------------

   Land and improvements                          $ 29,462            $ 27,964
   Buildings and improvements                       43,909              39,966
   Transportation equipment                         48,470              42,489
   Storage facilities                               16,836              15,561
   Equipment, primarily tanks and cylinders        321,323             294,892
                                                   -------             -------
                                                   460,000             420,872
   Less: accumulated depreciation                   85,987              57,067
                                                    ------              ------
                                                  $374,013            $363,805
                                                  ========            ========


7.  LONG-TERM DEBT AND BANK CREDIT FACILITIES
    -----------------------------------------

Long-term debt consists of:
                                                         September 28,
                                                             1996
                                                         -------------
   Senior Notes, 7.54%, due
      June 30, 2011                                          $425,000
   Note Payable, 8%, due
      in Annual Installments through 2006                       3,528
                                                                -----
                                                              428,528
   Less:  current portion                                         299
                                                                  ---
                                                             $428,229
                                                             ========

On the Closing Date, the Operating Partnership issued $425,000 of Senior Notes with an annual interest rate of 7.54%. The Operating Partnership's obligations under the Senior Note Agreement are unsecured and will rank on an equal and ratable basis with the Operating Partnership's obligations under the Bank Credit Facilities discussed below. The Senior Notes will mature June 30, 2011, and require semiannual interest payments which commenced June 30, 1996. The Note
Agreement requires that the principal be paid in equal annual payments of $42,500 starting June 30, 2002.

The Bank Credit Facilities consist of a $100,000 acquisition facility (the "Acquisition Facility") and a $75,000 working capital facility (the "Working Capital Facility"). The Operating Partnership's obligations under the Bank Credit Facilities are unsecured on an equal and ratable basis with the Operating Partnership's obligations under the Senior Notes. The Bank Credit Facilities will bear interest at a rate based upon either LIBOR, Chemical Bank's prime rate or the Federal Funds effective rate plus 1/2 of 1% and in each case, plus a margin. In addition, an annual fee (whether or not borrowings occur), is payable quarterly ranging from 0.125% to 0.375% based upon certain financial tests.

The Working Capital Facility will expire on March 1, 1999. The Acquisition Facility will expire on March 1, 2003. Any loans outstanding under the Acquisition Facility after March 1, 1999 will require equal quarterly principal payments over a four year period. No amounts were outstanding under the Bank Credit Facilities as of September 28, 1996.

The fair value of the Partnership's long-term debt is estimated based on the current rates offered to the Partnership for debt of the same remaining maturities. The carrying value of the Partnership's long-term debt approximates its fair market value.

The Senior Note Agreement and Bank Credit Facilities contains various restrictive and affirmative covenants applicable to the Operating Partnership, including (a) maintenance of certain financial tests, (b) restrictions on the incurrence of additional indebtedness, and (c) restrictions on certain liens, investments, guarantees, loans, advances, payments, mergers, consolidations, distributions, sales of assets and other transactions.

For the  period  March 5, 1996 to  September  28,  1996,  interest  expense  was
$18,772.

8.  RESTRICTED UNIT PLAN
    --------------------

The Partnership adopted the 1996 Restricted Unit Award Plan (the "Restricted Unit Plan") which authorizes the issuance of Common Units with an aggregate value of $15,000 (731,707 Common Units valued at the initial public offering price of $20.50 per Unit) to executives, managers and Elected Supervisors of the Partnership. Units issued under the Restricted Unit Plan are subject to a bifurcated vesting procedure such that (a) twenty-five percent of the issued Units will vest over time with one-third of such units vesting at the end of each of the third, fifth and seventh anniversaries of the issuance date, and (b) the remaining seventy-five percent of the Units will vest automatically upon, and in the same proportions as, the conversion of Subordinated Units to Common Units. Restricted Unit Plan participants are not eligible to receive quarterly distributions or vote their respective Units until vested. Restrictions generally limit the sale or transfer of the Units during the restricted periods. The value of the restricted Unit is established by the market price of the Common Unit at the date of grant.

As of and for the seven months ended September 28, 1996, a total of 388,533 restricted Common Units were awarded. For the seven months ended September 28, 1996, the Partnership amortized $340 of compensation expense.

9.   POSTRETIREMENT PENSION PLANS AND OTHER POSTEMPLOYMENT BENEFITS
     --------------------------------------------------------------

Concurrent with the Partnership formation, employees of the Predecessor Company became employees of the Partnership and the Partnership assumed the Predecessor Company's employee-related liabilities.

DEFINED BENEFIT PLANS

Prior to the Partnership formation, employees of the Predecessor Company participated in two noncontributory defined benefit pension plans with contributions being made by Quantum and the assets being maintained in the Hanson America Inc. Master Trust. Subsequent to the Partnership formation, the two defined benefit plans were merged and the plan assets were transferred into a separate trust maintained by the Partnership. The trusts' assets consist primarily of common stock, fixed income securities and real estate. Included in the Hanson America Inc. Master Trust were Hanson ordinary shares and sponsored American Depository Receipts which, at market value, comprised 2.5% of the trust's assets at September 30, 1995. As of September 28, 1996, the trust maintained by the Partnership included Hanson ordinary shares which, at market value, comprised 1.9% of the trust's assets.

The benefits for the plan are based on years of service and the employee's salary at or near retirement. Contributions to the defined benefit plan are made by the Partnership in accordance with the Employee Retirement Income Security Act of 1974 minimum funding standards plus additional amounts which may be determined from time-to-time.

     The following table sets forth the plans' actuarial assumptions:

                                              September 28,     September 30,
                                                  1996        1995 (Predecessor)
                                              -------------   ------------------
Weighted-average discount rate                    7.75%              7.5%
 Average rate of compensation increase            4.25%              4.3%
 Weighted-average expected long-term rate
 of return on plan assets                          9.0%              9.0%

     The following table sets forth the plans' funded status and net prepaid pension cost:

                                           September 28,     September 30,
                                               1996        1995 (Predecessor)
                                           ------------ ------------------------
                                                        Plan Whose   Plan Whose
                                                        Assets       Accumulated
                                                        Exceed       Benefits
                                                        Accumulated  Exceed
                                                        Benefit      Assets

Actuarial present value of benefit obligation
  Vested benefit obligation ................  $122,786   $103,731    $  8,316
  Non-vested benefit obligation ............     5,859      5,564         563
                                                 -----      -----         ---
  Accumulated benefit obligation ...........  $128,645   $109,295    $  8,879
                                              ========   ========    ========

Projected benefit obligation ...............  $140,535   $121,698    $  9,589
Plan assets at fair value ..................   172,773    158,425       7,674
                                               -------    -------       -----

Plan assets in excess of (less than) projected
 benefit obligation ........................    32,238     36,727      (1,915)
Unrecognized net loss ......................    15,276      9,371         530
                                                ------      -----         ---
  Net prepaid pension cost .................  $ 47,514   $ 46,098    $ (1,385)
                                              ========   ========    ========

The net periodic pension income includes the following:

                                                                                        Year Ended
                                    Period March 5, 1996  Period October 1,   September 30,     October 1,
                                       to September 28,    1995 to March 4,       1995            1994
                                            1996          1996 (Predecessor)  (Predecessor)    (Predecessor)
                                    -------------------   ------------------  --------------    -------------
Service cost-benefits earned
  during the period ................     $  2,616              $  1,869          $  4,322        $  4,989
Interest cost on projected benefit
  obligation .......................        5,748                 4,106             9,308           9,573
Actual return on plan assets .......      (10,233)               (7,310)          (14,180)        (15,664)
Net amortization and deferral ......          310                   221                --              --
                                         --------              --------          --------        --------

 Net periodic pension income             $ (1,559)             $ (1,114)         $   (550)       $ (1,102)
                                         ========              ========          ========        ========


DEFINED CONTRIBUTION PENSION PLANS

The  Partnership  has  defined   contribution  plans  covering  most  employees.
Contributions  and  costs  are  a  percent  of  the   participating   employees'
compensation. These amounts totaled $1,103, $788, $1,774 and $1,554 for the seven months ended September 28, 1996, the five months ended March 4, 1996 and the years ended September 30, 1995 and October 1, 1994, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Partnership provides postretirement health care and life insurance benefits for certain retired employees. The Partnership employees hired prior to July 1993 are eligible for such benefits if they reach a specified retirement age while working for the Partnership.

The Partnership does not fund its postretirement benefit plan. The following table presents the plan's accrued postretirement benefit cost included in the accompanying balance sheets at September 28, 1996 and September 30, 1995:

                                                September 28,    September 30,
                                                    1996       1995(Predecessor)
                                                -------------  -----------------
   Retirees ...............................        $ 76,769           $ 71,429
   Fully eligible active plan participants            2,160              2,268
   Other active plan participants .........          11,776             14,077
                                                     ------             ------

   Accumulated postretirement benefit obligation     90,705             87,774
   Unrecognized net loss ..................          (5,660)            (1,431)
                                                     ------             ------
   Accrued postretirement benefit cost ....          85,045             86,343
   Less:  current portion .................           3,671              3,245
                                                      -----              -----

   Noncurrent liability ...................        $ 81,374           $ 83,098
                                                   ========           ========

The net periodic postretirement benefit cost includes the following components:

                                                                                       Year Ended
                                 Period March 5, 1996    Period October 1,   September 30,     October 1,
                                    to September 28,     1995 to March 4,        1995            1994
                                          1996           1996 (Predecessor)  (Predecessor)   (Predecessor)
                                 --------------------    ------------------  -------------   -------------
Service cost .................          $  473              $  338              $  730           $  813
Interest cost ................             918                 656               1,174            1,613
                                           ---                 ---               -----            -----

   Net periodic postretirement
   benefit cost ..............          $1,391              $  994              $1,904           $2,426
                                        ======              ======              ======           ======


The accumulated postretirement benefit obligation was based on a 11%, 12% and 13%, increase in the cost of covered health care benefits for 1996, 1995 and 1994, respectively. This rate is assumed to decrease gradually to 6% in 2003 and to remain at that level thereafter. Increasing the assumed health care cost trend rates by 1.0% in each year would increase the Partnership's accumulated postretirement benefit obligation as of September 28, 1996 by $3,365 and the aggregate of service and interest components of net periodic postretirement benefit cost for the combined twelve months ended September 28, 1996 by $14.

The   weighted-average   discount  rate  used  in  determining  the  accumulated
postretirement benefit obligation was 8.0% and 7.5% at September 28, 1996 and September 30, 1995, respectively.

10.  PARTNERS' CAPITAL AND PREDECESSOR EQUITY
     ----------------------------------------

Partners' capital consists of 21,562,500 Common Units representing a 73.6% limited partner interest, 7,163,750 Subordinated Units representing a 24.4% limited partner interest (owned by the General Partner), and a 2% General Partner interest.

On August 29, 1996, the Partnership filed with the Securities and Exchange Commission a shelf registration statement on Form S-1 to register 3,000,000 Common Units representing limited partner interests in the Partnership. The registration statement was declared effective September 23, 1996. The Common Units may be issued from time-to-time by the Partnership in connection with the Partnership's acquisition of other businesses, properties or securities in business combination transactions.

The predecessor equity account reflects the Predecessor Company's activity between an affiliate of the former Parent Company for the period October 1, 1995 to March 4, 1996 and for the years ended September 30, 1995 and October 1, 1994.

An analysis of the predecessor equity is as follows:

                                             Period  October 1,           Year Ended
                                             1995  to March 4,   September 30,    October 1,
                                                  1996               1995           1994
                                             -----------------   -------------    ----------

Beginning balance ............................     $ 558,235        $ 559,552     $ 585,799
                                                   ---------        ---------     ---------
Net income ...................................        33,649           30,245        41,846
                                                      ------           ------        ------
Cash transfers, net ..........................       (26,236)         (99,845)     (159,305)
Amounts paid or accrued by parent on behalf of
     the Predecessor Company, net ............        52,035           68,283        91,212
                                                      ------           ------        ------
       Cash activity with parent, net ........        25,799          (31,562)      (68,093)
                                                      ------          -------       -------
       Ending balance ........................     $ 617,683        $ 558,235     $ 559,552
                                                   =========        =========     =========


The predecessor equity account was non-interest bearing with no repayment terms and included $449,749, $265,625 and $349,291 in intercompany payables at March 4, 1996, September 30, 1995 and October 1, 1994, respectively.

11.  INCOME TAXES
     ------------

As discussed in Note 2, the Partnership's earnings for federal and state income tax purposes is included in the tax returns of the individual partners. Accordingly, no recognition has been given to income taxes in the accompanying financial statements of the Partnership except for earnings of the Service Company which are subject to federal and state income taxes. The information presented below relates to the Predecessor Company.

The provision for income taxes consists of the following:

                                      Period October 1,           Year Ended
                                      1995  to March 4,  September 30,   October 1,
                                            1996             1995           1994
                                      -----------------  -------------   ----------
Current:
   Federal ..........................      $ 20,516         $ 18,458      $ 27,798
   State ............................         5,809            5,216         7,855
                                              -----            -----         -----
                                           $ 26,325         $ 23,674      $ 35,653
Deferred ............................         1,822            1,625        (2,009)
                                              -----            -----        ------

     Total provision for income taxes      $ 28,147         $ 25,299      $ 33,644
                                           ========         ========      ========


The net deferred tax liability, reflected in the intercompany balances included in the accompanying balance sheet at September 30, 1995 as predecessor equity, is as follows:

Gross Deferred Tax Assets
 Reserves and accruals ...................   $  26,898
 Post retirement benefits ................      34,981
 Intangible assets .......................       6,414
 Other ...................................         589
                                                   ---

   Total gross deferred tax assets ....      $  68,882
                                             ---------

Gross Deferred Tax Liabilities
 Property, plant and equipment ...........   $(111,037)
 Prepaid pension asset ...................     (17,312)
 Safe harbor leases ......................      (4,341)
                                                ------

   Total gross deferred tax liabilities      $(132,690)
                                             ---------

Net deferred tax liability ...............   $ (63,808)
                                             =========

A reconciliation of the statutory federal tax rate to the Predecessor Company's effective tax rate follows:


                                                           Period               Year Ended
                                                       October 1, 1995   September 30,   October 1,
                                                       to March 4, 1996      1995           1994
                                                       ----------------  -------------   ----------
Statutory federal tax rate .............................     35.0%            35.0%         35.0%
Difference in tax rate due to:
   State income taxes, net of federal income tax benefit      6.0%             6.0%          6.0%
   Goodwill ............................................      4.1%             4.1%          2.9%
   Other, net ..........................................      0.5%             0.5%          0.7%
                                                              ---              ---           ---
Effective tax rate .....................................     45.6%            45.6%         44.6%
                                                             ====             ====          ====



12.  COMMITMENTS AND CONTINGENCIES
     -----------------------------

COMMITMENTS

The Partnership leases certain property, plant and equipment for various periods under noncancelable leases. Rental expense under operating leases was $7,844, $5,603, $11,563 and $8,468 for the seven months ended September 28, 1996, the five months ended March 4, 1996 and for the years ended September 30, 1995 and October 1, 1994, respectively.

Future minimum rental commitments under noncancelable operating lease agreements as of September 28, 1996 are as follows:

     Fiscal Year
     -----------
     1997                                 $10,401
     1998                                   6,517
     1999                                   4,886
     2000                                   2,650
     2001 and thereafter                    7,307


CONTINGENCIES

The Partnership is involved in various legal actions which have arisen in the normal course of business, including those relating to commercial transactions and product liability. It is the opinion of management, based on the advice of legal counsel, that the ultimate resolution of these matters will not have a material adverse effect on the Partnership's financial position or future results of operations.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


THREE MONTHS ENDED DECEMBER 28, 1996
------------------------------------
COMPARED TO THREE MONTHS ENDED DECEMBER 30, 1995
------------------------------------------------


REVENUES

Revenues increased 29.0% or $55.3 million to $246.0 million for the three months ended December 28, 1996 as compared to $190.7 million for the three months ended December 30, 1995. The overall increase is primarily attributable to higher retail and wholesale selling prices resulting from the increased cost of propane. Propane sold to retail customers increased .9% or 1.4 million gallons to 159.0 million gallons while wholesale gallons sold increased 32.7% or 16.5 million gallons to 67.0 million gallons. Nationwide temperatures nationally were approximately 3% warmer than the prior period. The increase in wholesale gallons resulted from favorable trading opportunities arising from the volatility of industry-wide propane prices during the period.

GROSS PROFIT

Gross profit increased 4.9% or $4.6 million to $97.9 million. The increase is a result of higher retail and wholesale volumes and margins. Average product cost for the Partnership increased substantially when comparing the three months ended December 28, 1996 to the same period in the prior year. The product cost increase is principally attributable to significant price increases charged by the Partnership's suppliers during the 1996 period resulting from perceived low nationwide propane inventory levels. During the three months ended December 28, 1996, the Partnership was able to pass on these increases and maintain overall margins above the prior period.

OPERATING EXPENSES

Operating expenses increased 8.1% or $4.1 million to $54.7 million for the three months ended December 28, 1996 as compared to $50.6 million for the three months ended December 30, 1995. The increase in operating expenses is principally due to higher vehicle fuel costs resulting from the increase in propane prices and higher payroll expenses attributable to an increase in the operational workforce to support enhanced customer service programs.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses, including the management fee, increased 5.1% or $.4 million to $8.0 million for the three months ended December 28, 1996 compared to $7.6 million for the three months ended December 30, 1995. Expenses were higher than the prior period principally due to higher information system development costs.

OPERATING INCOME AND EBITDA

Operating income decreased $.5 million to $25.9 million in the three months ended December 28, 1996 compared to $26.4 million in the prior period. EBITDA increased $.1 million to $35.2 million. The increase is attributable to increased gross profits offset by higher period expenses. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.

LIQUIDITY AND CAPITAL RESOURCES

Due to the seasonal nature of the propane business, cash flows from operating activities are greater during the winter and spring seasons as customers pay for propane purchased during the heating season. For the three months ended December 28, 1996, net cash used in operating activities increased $9.1 million to $26.6 million compared to $17.5 million used in operating activities in the three months ended December 30, 1995. Such increase was principally due to higher working capital requirements for receivables and inventory of $31.6 million partially offset by an increase in accounts payable of $9.1 million and an increase in accrued interest and other accrued liabilities of $10.6 million. The increases in receivables, inventory and accounts payable primarily result from the increase in propane costs and corresponding selling prices.

Net cash used in investing activities was $7.4 million for the three months ended December 28, 1996 consisting of capital expenditures of $8.8 million and acquisition payments of $.7 million, offset by proceeds from the sale of property, plant and equipment of $2.1 million. Net cash used in investing activities was $9.4 million for the three months ended December 30, 1995 consisting of capital expenditures of $6.4 million and acquisition payments of $3.5 million, offset by proceeds from the sale of property, plant and equipment of $.6 million.

Prior to March 5, 1996, the Predecessor Company's cash accounts had been managed on a centralized basis by an affiliate of Hanson. Accordingly, cash receipts and disbursements relating to the operations of the Predecessor Company were received or funded by the Hanson affiliate. Net cash provided by financing activities, which are reflected as a increase in division invested capital, was $26.9 million during the three months ended December 30, 1995. Net cash provided by financing activities for the three months ended December 28, 1996 was $34.3 million, arising from net short-term borrowings of $49.0 million principally for working capital requirements and to fund the Partnership's fiscal 1996 fourth quarter distribution.



                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)


                                                                  December 28,      September 28,
                                                                      1996              1996
                                                                 --------------    --------------
ASSETS
Current assets:
  Cash and cash equivalents ...................................     $  19,290         $  18,931
  Accounts receivable, less allowance for
     doubtful accounts of $3,842 and $3,312, respectively......       110,230            55,021
  Inventories .................................................        57,012            40,173
  Prepaid expenses and other current assets ...................         5,747             6,567
                                                                    ---------         ---------
       Total current assets ...................................       192,279           120,692
Property, plant and equipment, net ...............................    374,015           374,013
Net prepaid pension cost .........................................     47,810            47,514
Goodwill and other intangible assets, net ........................    254,467           255,948
Other assets .....................................................      9,309             9,257
                                                                    ---------         ---------
       Total assets ...........................................     $ 877,880         $ 807,424
                                                                    =========         =========


LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable ............................................     $  58,815         $  40,730
  Accrued employment and benefit costs ........................        22,622            25,389
  Accrued insurance ...........................................         5,280             5,280
  Short-term borrowings .......................................        49,000                --
  Customer deposits and advances ..............................         6,862             8,242
  Accrued interest ............................................        16,294             8,222
  Other current liabilities ...................................        14,095            13,963
                                                                    ---------         ---------
       Total current liabilities ..............................       172,968           101,826
Long-term debt ................................................       428,229           428,229
Postretirement benefits obligation ............................        81,120            81,374
Accrued insurance .............................................        16,811            19,456
Other liabilities .............................................        11,232            11,860
                                                                    ---------         ---------
       Total liabilities ......................................       710,360           642,745
Partners' capital:
  Common unitholders ..........................................       134,842           129,283
  Subordinated unitholder .....................................        40,754            40,100
  General Partners ............................................         3,340             3,286
  Unearned compensation .......................................       (11,416)           (7,990)
                                                                    ---------         ---------
       Total partners' capital ................................       167,520           164,679
                                                                    ---------         ---------

       Total liabilities and partners' capital ................     $ 877,880         $ 807,424
                                                                    =========         =========


The accompanying notes are an integral part of these condensed consolidated financial statements.

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    ( in thousands, except per unit amounts)
                                   (unaudited)

                                                       Three Months Ended
                                             December 28, 1996 December 30, 1995
                                                                 (Predecessor)
                                             ----------------- -----------------
Revenues
  Propane ....................................   $   224,557       $   170,697
  Other ......................................        21,471            19,982
                                                 -----------       -----------
                                                     246,028           190,679


Costs and expenses
  Cost of sales ..............................       148,094            97,295
  Operating ..................................        54,725            50,632
  Depreciation and amortization ..............         9,281             8,716
  Selling, general and administrative expenses         8,028             6,865
  Management fee .............................             0               775
                                                 -----------       -----------
                                                     220,128           164,283

Income before interest expense and income taxes       25,900            26,396
Interest expense, net ........................         8,498                 0
                                                 -----------       -----------
Income before provision for income taxes .....        17,402            26,396
Provision for income taxes ...................            64            12,023
                                                 -----------       -----------
  Net income .................................   $    17,338       $    14,373
                                                 ===========       ===========

General Partner's interest in net income .....   $      347
                                                 -----------
Limited Partners' interest in net income .....   $    16,991
                                                 ===========
Net income per Unit ..........................   $      0.59
                                                 ===========
Weighted average number of Units outstanding .        28,726
                                                 -----------









The accompanying notes are an integral part of these condensed consolidated financial statements.



                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

                                                                 Three Months Ended        Three Months Ended
                                                                   December 28,               December 30,
                                                                        1996                      1995
                                                                                              (Predecessor)
                                                                 -------------------        -----------------
Cash flows from operating activities:
     Net income ..............................................     $    17,338                $    14,373
     Adjustments to reconcile net loss to net cash
      provided by (used in) operations:
          Depreciation .......................................           7,395                      7,087
          Amortization .......................................           1,886                      1,629
          Gain on disposal of property, plant and
            equipment ........................................            (382)                       (33)
     Changes in operating assets and liabilities, net of
       acquisitions and dispositions:
         (Increase) in accounts receivable ...................         (55,209)                   (35,466)
         (Increase) in inventories ...........................         (16,839)                    (5,004)
         Decrease/(Increase) in prepaid expenses and
           other current assets ..............................             820                     (1,221)
         Increase in accounts payable ........................          18,085                      8,998
         (Decrease) in accrued employment
           and benefit costs .................................          (2,609)                    (2,340)
          Increase in accrued interest .......................           8,072                          0
         (Decrease)  in other accrued liabilities ............          (1,248)                    (3,731)
     Other noncurrent assets .................................            (348)                        (4)
     Deferred credits and other noncurrent liabilities .......          (3,526)                    (1,799)
                                                                   -----------                -----------
               Net cash used in operating activities .........         (26,565)                   (17,511)
                                                                   -----------                -----------
Cash flows from investing activities:
      Capital expenditures ...................................          (8,762)                    (6,408)
      Acquisitions ...........................................            (694)                    (3,544)
      Proceeds from sale of property, plant and equipment, net           2,036                        569
                                                                   -----------                -----------
               Net cash used in investing activities .........          (7,420)                    (9,383)
                                                                   -----------                -----------
Cash flows from financing activities:
      Cash activity with parent, net .........................               0                     26,877
      Short-term borrowings, net .............................          49,000                          0
      Partnership distribution ...............................         (14,656)                         0
                                                                   -----------                -----------
               Net cash provided by financing activities .....          34,344                     26,877
                                                                   -----------                -----------
Net increase/(decrease) in cash and cash equivalents .........             359                        (17)
Cash and cash equivalents at beginning of period .............          18,931                        136
                                                                   -----------                -----------
Cash and cash equivalents at end of period ...................       $  19,290                $       119
                                                                   ===========                ===========

Supplemental disclosure of cash flow information:
      Cash paid for interest .................................       $     168                $        --
                                                                   -----------                -----------



The accompanying notes are an integral part of these condensed consolidated financial statements.



                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
                                 (in thousands)
                                   (unaudited)

                                                                                                        Unearned           Total
                                           Number of Units                                 General    Compensation       Partners'
                                        Common     Subordinated    Common   Subordinated   Partner   Restricted Units     Capital
                                        ------     ------------    ------   ------------   -------   ----------------     -------

Balance at September 28, 1996 ....      21,562        7,164    $ 129,283    $  40,100    $   3,286       $  (7,990)     $ 164,679

Additional grants under restricted
Unit plan (174,882 units) ........                                 3,585                                    (3,585)

Quarterly distribution ...........                               (10,787)      (3,576)        (293)                       (14,656)

Unamortized restricted Unit
compensation .....................                                                                             159            159

     Net income ..................         --           --        12,761        4,230          347              --         17,338
                                        ------       -----     ---------    ---------    ---------       ---------      ---------

Balance at December 28, 1996 .....      21,562       7,164     $ 134,842    $  40,754    $   3,340       $ (11,416)     $ 167,520
                                        ======       =====     =========    =========    =========       =========      =========







The accompanying notes are an integral part of these condensed consolidated financial statements.

               SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

              Notes to Condensed Consolidated Financial Statements

                                December 28, 1996
                             (Dollars in Thousands)
                                   (Unaudited)


1.       Partnership Organization and Formation
         --------------------------------------

Suburban Propane Partners, L.P. (the "Partnership") was formed on December 19, 1995 as a Delaware limited partnership. The Partnership and its subsidiary, Suburban Propane, L.P. (the "Operating Partnership"), were formed to acquire and operate the propane business and assets of the Suburban Propane Division of Quantum Chemical Corporation (the "Predecessor Company"). In addition, Suburban Sales & Service, Inc. (the "Service Company"), a subsidiary of the Operating Partnership, was formed to acquire and operate the service work and appliance and parts sales businesses of the Predecessor Company. The Partnership, the Operating Partnership and the Service Company are collectively referred to hereinafter as the "Partnership Entities." The Partnership Entities commenced operations on March 5, 1996 (the "Closing Date") upon consummation of an initial public offering of 18,750,000 Common Units representing limited partner interests in the Partnership (the "Common Units"), the private placement of $425,000 aggregate principal amount of Senior Notes due 2011 issued by the Operating Partnership (the "Senior Notes") and the transfer of all the propane assets (excluding the net accounts receivable balance) of the Predecessor Company to the Operating Partnership and the Service Company. On March 25, 1996, the underwriters of the Partnership's initial public offering exercised an overallotment option to purchase an additional 2,812,500 Common Units. The Operating Partnership and Service Company are, and the Predecessor Company was, engaged in the retail and wholesale marketing of propane and related appliances and services.

Suburban Propane GP, Inc. (the "General Partner") is a wholly-owned subsidiary of Quantum Chemical Corporation ("Quantum") and serves as the general partner of the Partnership and the Operating Partnership. Both the General Partner and Quantum are indirect wholly-owned subsidiaries of Millennium Chemicals, Inc. ("Millennium"), which was formed as a result of the demerger (spin-off) of Hanson PLC's ("Hanson") chemicals businesses in October 1996. The General Partner holds a 1% general partner interest in the Partnership and a 1.0101% general partner interest in the Operating Partnership. In addition, the General Partner owns a 24.4% limited partner interest in the Partnership. This limited partner interest is evidenced by 7,163,750 Subordinated Units representing limited partner interests in the Partnership. The General Partner has delegated to the Partnership's Board of Supervisors all management powers over the business and affairs of the Partnership Entities that the General Partner possesses under applicable law.

2.       Basis of Presentation and Summary of Significant Accounting Policies
         --------------------------------------------------------------------

BASIS OF PRESENTATION. The condensed consolidated financial statements include the accounts of the Partnership Entities. All significant intercompany transactions and accounts have been eliminated . The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. They include all adjustments which the Partnership considers necessary for a fair statement of the results for the interim period presented. Such adjustments consisted only of normal recurring items unless otherwise disclosed. These financial statements should be read in conjunction with the Company's financial statements for the fiscal year ended September 28, 1996, including management's discussion of financial results contained herein. Due to the seasonal nature of the Partnership's propane business, the results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

FISCAL PERIOD. The Partnership's fiscal periods end on the Saturday nearest the end of the quarter.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS. The Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of these instruments.

REVENUE RECOGNITION. Sales of propane are recognized at the time product is shipped or delivered to the customer. Revenue from the sale of propane appliances and equipment is recognized at the time of sale or installation. Revenue from repairs and maintenance is recognized upon completion of the service.

INVENTORIES.  Inventories  are stated  at  the lower of cost or market.  Cost is
determined  using  a  weighted   average  method  for  propane  and  a  specific
identification basis for appliances.

PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at cost. When plant and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gains or losses are reflected in operations. Depreciation of property, plant and equipment is computed using the straight-line method over the estimated service lives which range from three to forty years.

Accumulated depreciation at December 28, 1996 and September 28, 1996 was $93,382 and $85,987, respectively.

GOODWILL AND OTHER INTANGIBLE ASSETS. Goodwill and other intangible assets are comprised of the following at December 28, 1996:

      Goodwill                                    $265,537
      Debt origination costs                         6,224
      Other, principally noncompete agreements       4,164
                                                     -----
                                                   275,925
      Less:  Accumulated amortization               21,458
                                                    ------
                                                  $254,467
                                                  ========

Goodwill represents the excess of the purchase price over the fair market value of net assets acquired and is being amortized on a straight-line basis over forty years from the date of acquisition.

Debt origination costs represent the costs incurred in connection with the placement of the $425,000 of Senior Notes which is being amortized on a straight-line basis over 15 years.

INCOME TAXES. As discussed in Note 1, the Partnership Entities consist of two limited partnerships, the Partnership and the Operating Partnership, and one corporate entity, the Service Company. For federal and state income tax purposes, the earnings attributed to the Partnership and Operating Partnership are included in the tax returns of the individual partners. As a result, no recognition of income tax expense has been reflected in the Partnership's consolidated financial statements relating to the earnings of the Partnership and Operating Partnership. The earnings attributed to the Service Company are subject to federal and state income taxes. Accordingly, the Partnership's consolidated financial statements reflect income tax expense related to the Service Company's earnings.

NET INCOME PER UNIT. Net income per unit is computed by dividing net income, after deducting the General Partner's 2% interest by the weighted average number of outstanding Common Units and Subordinated Units.

RECLASSIFICATIONS. Certain prior period balances have been reclassified to conform with the current period presentation.

3.       Distributions of Available Cash
         -------------------------------

The Partnership will make distributions to its partners 45 days after the end of each fiscal quarter in an aggregate amount equal to its Available Cash for such quarter. Available Cash generally means all cash on hand at the end of the fiscal quarter plus all additional cash on hand as a result of borrowings and purchases of additional limited partner units (APUs) subsequent to the end of such quarter less cash reserves established by the Board of Supervisors in its reasonable discretion for future cash requirements. The Partnership paid the Minimum Quarterly Distributions on all outstanding Common Units and Subordinated Units for the quarter ended September 28, 1996 on November 12, 1996. The aggregate amount of these Common and Subordinated Distributions was $14,363.

4.       Related Party Transactions
         --------------------------

Pursuant to a Computer Services Agreement (the "Services Agreement") dated as of the Closing Date between Quantum and the Partnership, Quantum permits the Partnership to utilize Quantum's mainframe computer for the generation of customer bills, reports and information regarding the Partnership's retail sales. For the three months ended December 28, 1996, the Partnership incurred expenses of $92 under the Services Agreement.

5.       Commitments and Contingencies
         -----------------------------

The Partnership leases certain property, plant and equipment for various periods under noncancelable leases. Rental expense under operating leases was $3,597 for the three months ended December 28, 1996.

The Partnership is involved in various legal actions which have arisen in the normal course of business including those relating to commercial transactions and product liability. It is the opinion of management, based on the advice of legal counsel, that the ultimate resolution of these matters will not have a material adverse effect on the Partnership's financial position or future results of operations.

6.       Long-Term Debt and Bank Credit Facilities
         -----------------------------------------

On the Closing Date, the Operating Partnership issued $425,000 of Senior Notes with an annual interest rate of 7.54%. The Operating Partnership's obligations under the Senior Note Agreement are unsecured and rank on an equal and ratable basis with the Operating Partnership's obligations under the Bank Credit Facilities discussed below. The Senior Notes will mature June 30, 2011, and require semiannual interest payments which commenced June 30, 1996. The Note Agreement requires that the principal be paid in equal annual installments of $42,500 starting June 30, 2002.

The Bank Credit Facilities consist of a $100,000 acquisition facility (the "Acquisition Facility") and a $75,000 working capital facility ("The Working Capital Facility"). The Operating Partnership's obligations under the Bank Credit Facilities are unsecured and will rank on an equal and ratable basis with the Operating Partnership's obligations under the Senior Notes. The Bank Credit Facilities bear interest at a rate based upon either LIBOR, Chase Manhattan's (formerly Chemical Bank's) prime rate or the Federal Funds effective rate plus 1/2 of 1% and in each case, plus a margin. In addition, an annual fee (whether or not borrowings occur) is payable quarterly ranging from 0.125% to 0.375% based upon certain financial tests. As of December 28, 1996 such fee was 0.375%.

The Working Capital Facility will expire on March 1, 1999. The Acquisition Facility will expire on March 1, 2003. Any loans outstanding under the Acquisition Facility after March 1, 1999 will require equal quarterly principal payments over a four year period.

As of December 28, 1996, the Partnership had outstanding short-term borrowings of $35,000 under the Working Capital Facility and $14,000 under the Acquisition Facility.

The Senior Note Agreement and Bank Credit Facilities contain various restrictive and affirmative covenants applicable to the Operating Partnership, including (i) maintenance of certain financial tests, (ii) restrictions on the incurrence of additional indebtedness, and (iii) restrictions on certain liens, investments, guarantees, loans, advances, payments, mergers, consolidations, distributions, sales of assets and other transactions.





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

7.        Unaudited Pro Forma Financial Information
          -----------------------------------------

The accompanying unaudited pro forma condensed consolidated statements of operations for the three months ended December 30, 1995 were derived from the historical statements of operations of the Predecessor Company and the statements for the three months ended December 28, 1996 were derived from the condensed consolidated statement of operations of the Partnership. The pro forma condensed consolidated statements of operations were prepared to reflect the effects of the Partnership formation as if it had been completed in its entirety as of the beginning of the periods presented. However, these statements do not purport to present the results of operations of the Partnership had the Partnership formation actually been completed as of the beginning of the periods presented. In addition, the pro forma condensed consolidated statements of operations are not necessarily indicative of the results of future operations of the Partnership and should be read in conjunction with the historical condensed consolidated financial statements of the Predecessor Company and the Partnership contained herein.




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                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

                          UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per unit amounts)

                                                      Three Months Ended
                                               December 28,        December 30,
                                                   1996                1995
                                               ------------        -----------

Revenues
  Propane ....................................  $ 224,557           $ 170,697
  Other ......................................     21,471              19,982
                                                 --------            --------
                                                  246,028             190,679
Costs and Expenses
  Cost of sales ..............................    148,094              97,295
  Operating ..................................     54,725              50,632
  Depreciation and amortization ..............      9,281               8,716
  Selling, general and administrative expenses      8,028               7,640
                                                 --------            --------
                                                  220,128             164,283

Income before interest expenses and income taxes   25,900              26,396
Interest expense, net ........................      8,498               8,230
                                                 --------            --------
Income before provision for income taxes .....     17,402              18,166
Provision for income taxes ...................         64                  63
                                                 --------            --------
Net income ...................................  $  17,338           $  18,103
                                                 ========            ========

General Partner's interest in net income .....  $     347           $     362
                                                 --------            --------
Limited Partners' interest in net income .....  $   6,991           $  17,741
                                                 ========            ========
Net income per Unit ..........................  $    0.59           $    0.62
                                                 ========            ========
Weighted average number of Units outstanding .     28,726              28,726
                                                 ========            ========






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

7.       Unaudited Pro Forma Financial Information - Continued
         -----------------------------------------------------

Significant pro forma adjustments reflected in the above data include the following:

     a. For the three month period ended December 30, 1995, the elimination of management fees paid by the Predecessor Company to a wholly-owned affiliate of Hanson.

     b. For the three month period ended December 30, 1995, the addition of the estimated incremental general and administrative costs associated with the Partnership operating as a publicly traded partnership.

     c. For the three month period ended December 30, 1995, an adjustment to interest expense to reflect the interest expense associated with the Senior Notes and Bank Credit Facilities.

     d. For the three month period ended December 30, 1995, the elimination of the provision for income taxes, as income taxes will be borne by the partners and not the Partnership, except for corporate income taxes related to the Service Company.

8.       Restricted Unit Plan
         --------------------

The Partnership's 1996 Restricted Unit Award Plan authorizes the issuance of Common Units with an aggregate value of $15,000 to executives, managers and Elected Supervisors of the Partnership. Initial Restricted Unit grants with a total value of $7,990 were awarded effective March 5, 1996 and additional grants with a total value of $3,585 were awarded effective October 1, 1996. Upon issuance of Restricted Units, unearned compensation is amortized ratably over the applicable vesting periods under the Plan. Unamortized unearned compensation was $11,416 at December 28, 1996 and is shown as a reduction of partners' capital in the Partnership's Condensed Consolidated Balance Sheets.

9.       Subsequent Event - Common Unit Distribution
         -------------------------------------------

On January 21, 1997, the Partnership announced a quarterly distribution of $0.50 per Limited Partner Common Unit for the first quarter of fiscal 1997 payable on February 11, 1997. The Partnership will not make a quarterly distribution on its Subordinated Units (which are held by the General Partner) for said fiscal quarter.


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



 [X]   Please mark your vote as in this example.



This proxy will be voted FOR each nominee for Elected Supervisor for whom authority to vote is not withheld and FOR Item 2 if no vote is specified.

--------------------------------------------------------------------------------

  The  Board of  Supervisors  recommends  a vote "FOR" all nominees and Item 2.
--------------------------------------------------------------------------------


1.  Election of Elected Supervisors
                  FOR      WITHHELD                       NOMINEES:
"FOR" all                             If marked, vote is  John Hoyt Stookey
nominees (except  [  ]       [  ]     withheld from all   Harold R. Logan, Jr.
as marked to the                      nominees listed     Dudley C. Mecum
contrary below)

To withhold authority to vote for any individual nominees, write his name on the space provided below:


------------------------------------------------


                            FOR   AGAINST  ABSTAIN
2.  Ratification of
    Price Waterhouse LLP    [  ]    [  ]     [  ]
    as independent auditors
    for 1997.

3. To vote in their discretion upon such other business as may property come before the meeting.




NOTE: Please sign exactly as name appears to the left. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.


----------------------------------------------------

----------------------------------------------------
SIGNATURE(S)                                    DATE



                            o FOLD AND DETACH HERE o


                   1997 Tri-Annual Meeting of Limited Partners

                               Date: June 17, 1997

                           Time: 9:00 a.m. Local Time

                            Place: The Olde Mill Inn
                                  225 Route 202
                            Basking Ridge, New Jersey

                         Suburban Propane Partners, L.P.
              Proxy for 1997 Tri-Annual Meeting of Limited Partners
          This Proxy is Solicited on Behalf of the Board of Supervisors


     The undersigned hereby appoints Mark A. Alexander and David R. Feheley, jointly and severally, proxies, with full power of substitution, to vote as specified on the reverse side all common units of Suburban Propane Partners, L.P. which the undersigned is entitled to vote at the Tri-Annual Meeting of Limited Partners on June 17, 1997, or any adjournment thereof.

P
R
O
X
Y
      You are  encouraged to specify your choices by marking the   [SEE REVERSE]
appropriate  boxes, on the  reverse  side, but you need not mark   [   SIDE   ]
any boxes if you wish to vote in accordance with the Board of Supervisors' recommendations. However, your units cannot be voted unless you sign and return this card.


                            o FOLD AND DETACH HERE o